AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
APOLLO CKE HOLDINGS, L.P.
______________________________________________
JANUARY 13, 2012

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TABLE OF CONTENTS
ARTICLE I	FORMATION OF THE PARTNERSHIP
1.1	Name
1.2	Principal Place of Business
1.3	Certificate of Limited Partnership
1.4	Designated Agent for Service of Process
1.5	Term
1.6	Amendment and Restatement
ARTICLE II	DEFINED TERMS
ARTICLE III	PARTNERS; CAPITAL; VOTING
3.1	General Partner
3.2	Limited Partners
3.3	Additional Limited Partners
3.4	Partnership Capital; Units
3.5	Liability of Partners
3.6	Certificate of Interest
3.7	Voting Rights
3.8	Vesting and Forfeiture of Class B Units and Class C Units
ARTICLE IV	DISTRIBUTIONS
4.1	Distributions
4.2	Withholding
4.3	Distribution In Kind
4.4	Limitation on Distributions
ARTICLE V	ALLOCATIONS OF PROFITS AND LOSSES
5.1	In General
5.2	Allocations of Profits and Losses
5.3	Limitation on Allocation of Losses
5.4	Special Allocation Provisions
5.5	Curative Allocations
5.6	Additional Provisions
5.7	Tax Reporting
5.9	Proposed Regulations
ARTICLE VI	RIGHTS, POWERS AND DUTIES OF THE GENERAL PARTNER
6.1	Management of the Partnership
6.2	Reliance by Third Parties
6.3	Restrictions on Authority of General Partner
6.4	Duties and Obligations of General Partner
6.5	Liability of General Partner; Indemnification
6.6	Competitive Opportunity
6.7	Voting of Subsidiary Stock
ARTICLE VII	ADMISSION OF SUCCESSOR AND ADDITIONAL GENERAL PARTNERS; WITHDRAWAL OF GENERAL PARTNER
7.1	Admission of Successor or Additional General Partners

7.2	Liability of a Withdrawn General Partner
ARTICLE VIII	TRANSFERS OF LIMITED PARTNERS’ INTERESTS
8.1	Restrictions on Transfers of Interests
8.2	Call Option
8.3	Redemption of Units
8.4	Redemptions
ARTICLE IX	DRAG-ALONG RIGHT AND TAG-ALONG RIGHT
9.1	Drag-Along Rights
9.2	Tag-Along Rights
ARTICLE X	DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP
10.1	Events Causing Dissolution
10.2	Effect of Dissolution
10.3	Capital Contribution upon Dissolution
10.4	Liquidation
ARTICLE XI	BOOKS AND RECORDS, ACCOUNTING, INFORMATION RIGHTS, TAX ELECTIONS, ETC
11.1	Books and Records
11.2	Accounting and Fiscal Year
11.3	Designation of Tax Matters Partner
ARTICLE XII	CERTAIN RIGHTS AND AGREEMENTS OF THE PARTNERS
12.1	Registration Rights
12.2	Voting Agreement
12.3	Restructuring Event
ARTICLE XIII	INVESTMENT REPRESENTATIONS, WARRANTIES AND COVENANTS
13.1	Investment Intention and Restrictions on Disposition
13.2	Securities Laws Matters
13.3	Ability to Bear Risk
13.4	Access to Information; Sophistication; Lack of Reliance
13.5	Accredited Investor; Exemption from Registration
13.6	Additional Representations and Warranties
ARTICLE XIV	OTHER PROVISIONS
14.1	Appointment of General Partner as Attorney‑in‑Fact
14.2	Amendments
14.3	Right of Set‑Off
14.4	Binding Provisions
14.5	Applicable Law
14.6	Entire Agreement
14.7	Counterparts
14.8	Separability of Provisions
14.9	Article and Section Titles

14.1	Disputes; Attorneys’ Fees
14.11	Management Limited Partner’s Services
14.12	Spousal Consent
14.13	Waiver of Jury Trial

EXHIBITS

A	-- PARTNER’S NAME, ADDRESS, CAPITAL CONTRIBUTION, UNITS (VESTED AND UNVESTED) AND PERCENTAGE INTEREST (AS APPLICABLE)

AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT

OF

APOLLO CKE HOLDINGS, L.P.
This AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT of APOLLO CKE HOLDINGS, L.P. (the “Partnership”), is made and entered into as of December __, 2011, by and among Apollo CKE Holdings GP, LLC, a Delaware limited liability company (“Apollo GP”), as the General Partner, Apollo CKE Investors, L.P., a Delaware limited partnership (the “Apollo Investor”), as a Limited Partner, and the Management Limited Partners, each as a Limited Partner. Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article II.
WHEREAS, the Partnership was formed upon the filing of the Certificate of Limited Partnership by Apollo CKE GP, LLC, a Delaware limited liability company (the “Original GP”) with the Secretary of State of the State of Delaware on June 23, 2010 and the Original GP subsequently assigned its general partnership interest to Apollo GP;
WHEREAS, Columbia Lake Acquisition Holdings, Inc., a Delaware corporation and Subsidiary of the Partnership (“Parent”), together with its Subsidiary, Columbia Lake Acquisition Corp., a Delaware corporation (“Merger Sub”), entered into that certain Agreement and Plan of Merger among Parent, Merger Sub and CKE Restaurants, Inc., a Delaware corporation (the “Company” or “CKE”), dated as of April 18, 2010 (the “Merger Agreement”), pursuant to which Merger Sub was merged with and into the Company, with the Company as the surviving entity, and as a result of which the Company became a wholly-owned Subsidiary of Parent;
WHEREAS, the Management Limited Partners are providing services for the benefit of the Partnership and its Subsidiaries;
WHEREAS, the Limited Partnership Agreement of the Partnership was amended and restated on July 15, 2010 to provide for, inter alia, the issuance of Class A Units and Class B Units;
WHEREAS, the General Partner wishes to amend and restate the Limited Partnership Agreement of the Partnership, dated as of July 15, 2010, in accordance with Section 14.2 thereof, to provide inter alia, that the Partnership shall have the authority to issue Class C Units on the terms and subject to the conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I
FORMATION OF THE PARTNERSHIP

1.1	Name. The name of the Partnership shall be “Apollo CKE Holdings, L.P.”, or such other name as the General Partner may hereafter designate by notice in writing to the Limited Partners.

1.2
Principal Place of Business. The principal place of business of the Partnership shall be 9 West 57th Street, New York, New York 10019, or such other place within or outside the State of Delaware as the General Partner may hereafter designate by notice in writing to the Limited Partners.  The Partnership may maintain such other offices and places of business as the General Partner may deem advisable.

1.3
Certificate of Limited Partnership. The General Partner has caused to be executed and filed a Certificate of Limited Partnership in the Office of the Secretary of State of the State of Delaware on June 23, 2010, as required by Section 17-201 of the Act. The General Partner may execute and file any duly authorized amendments to the Certificate of Limited Partnership from time to time in a form prescribed by the Act. The General Partner will also cause to be made, on behalf of the Partnership, such additional filings and recordings as the General Partner deems necessary or advisable.

1.4
Designated Agent for Service of Process. The Corporation Trust Company is designated as the agent of the Partnership on whom process against the Partnership may be served. The address within the State of Delaware to which the Secretary of State shall mail a copy of any process against the Partnership served upon him is: The Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

1.5
Term. The term of the Partnership commenced on the date that the Certificate of Limited Partnership was filed with the Office of the Secretary of State of the State of Delaware and will continue until the first to occur of the events enumerated in Section 10.1.

1.6    Amendment and Restatement. This Agreement amends and restates the Limited Partnership Agreement of Apollo CKE Holdings, L.P., dated as of July 15, 2010, in accordance with Section 14.2 thereof.
ARTICLE II
DEFINED TERMS

The following defined terms shall, unless the context otherwise requires, have the meanings specified in this Article II.  The singular shall be deemed to refer to the plural, the masculine gender shall be deemed to refer to the feminine and neuter, and vice versa, as the context may require. The terms “include” or “including” shall be deemed to be followed by the phrase “without limitation”.

“1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Accountants” means a firm of independent accountants as may be engaged from time to time by the General Partner for the Partnership.
“Act” means the Revised Uniform Limited Partnership Act of the State of Delaware, as amended or modified from time to time.
“Actions” has the meaning set forth in Section 6.5.3.
“Additional Limited Partners” means those Persons admitted to the Partnership pursuant to Section 3.3.
“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:
Add to such Capital Account the following items:
(a)    The amount which such Partner is obligated to contribute to the Partnership upon liquidation of such Partner’s Interest; and
(b)    The amount which such Partner is obligated to restore or is deemed to be obligated to restore to the Partnership pursuant to the penultimate sentences of Regulations Sections 1.704-2(i)(5) and 1.704‑2(g)(1); and
Subtract from such Capital Account such Partner’s share of the items described in Regulations Sections 1.704‑1(b)(2)(ii)(d)(4), 1.704‑1(b)(2)(ii)(d)(5) and 1.704‑1(b)(2)(ii)(d)(6).
“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant fiscal year.
The foregoing definitions of Adjusted Capital Account and Adjusted Capital Account Deficit are intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Affiliate” means, when used with reference to a specified Person, any Person who directly or indirectly controls, is controlled by or is under common control with the specified Person. For the purposes of clarity, a Person shall not be or be deemed to be an Affiliate of a member of the Apollo Group solely as a result of such Person being an officer or director of an Apollo Group portfolio company and/or a consultant to a member of the Apollo Group.
“Agreement” means this Limited Partnership Agreement, as amended or restated

from time to time.
“Apollo GP” has the meaning set forth in the preamble.
“Apollo Group” means Apollo Management VII, L.P., each Affiliate of Apollo Management VII, L.P. that is not a natural person, and each investment fund or vehicle managed or controlled by Apollo Management VII, L.P. or such Affiliates (including Apollo Investment Fund VII, L.P. and its related funds).
“Apollo Investor” has the meaning set forth in the preamble.
“Capital Account” means, with respect to each Partner, an account maintained for such Partner on the Partnership’s books and records in accordance with the following provisions:
(a)    To each Partner’s Capital Account there shall be added (a) the amount of (i) Cash contributed to the Partnership by such Partner and (ii) the Gross Asset Value of any property contributed to the Partnership by such Partner, (b) such Partner’s distributive share of (i) Profits and (ii) any items in the nature of income or gain which are specially allocated pursuant to Article V of this Agreement and (c) the amount of any Partnership liabilities assumed by such Partner or which are secured by any Partnership property distributed to such Partner.
(b)    From each Partner’s Capital Account there shall be subtracted (a) the amount of (i) Cash distributed to such Partner pursuant to any provision of this Agreement and (ii) the Gross Asset Value of any Partnership property distributed to such Partner pursuant to any provision of this Agreement (other than amounts paid as interest or in repayment of principal on any loan by a Partner to the Partnership), (b) such Partner’s distributive share of (i) Losses and (ii) any items in the nature of expenses or losses which are specially allocated pursuant to Article V of this Agreement and (c) the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.
(c)    In determining the amount of any liability for purposes of clauses (a) and (b) of this definition, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and the Regulations.
(d)    If any Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to a pro rata share of the transferor’s Capital Account, based on the ratio that the portion of the Interest transferred bears to the total Interest of the transferor immediately before the transfer.
(e)    A Partner who has more than one Interest shall have a single Capital Account that reflects all such Interests regardless of the class of Interests owned by such Partner and regardless of the time or manner in which such Interests were acquired.

(f)    The provisions of this definition and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the General Partner shall determine that it is prudent to modify the manner in which Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Regulations, the General Partner shall be entitled to make such modification; provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Section 10.4 of this Agreement upon dissolution of the Partnership. The General Partner shall also make (a) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (b) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1(b) and 1.704-2.
“Capital Contribution” means, with respect to any Partner, (i) the amount of Cash contributed to the Partnership by such Partner and (ii) the initial Gross Asset Value of any property (other than money) contributed to the Partnership by such Partner (in each case reduced by the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership).
“Call Right” has the meaning set forth in Section 8.2.1.
“Cash” means cash or Cash Equivalents.
“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the full faith and credit of United States government, (ii) certificates of deposit or bankers acceptances with maturities of one year or less from institutions with at least $1 billion in capital and surplus and whose long-term debt is rated at least “A-1” by Moody’s or the equivalent by Standard & Poor’s; (iii) commercial paper issued by a corporation rated at least “A-1” by Moody’s or the equivalent by Standard and Poor’s and in each case maturing within one year; and (iv) investment funds investing at least ninety-five (95%) of their assets in cash or assets of the types described in clauses (i) through (iv) above.
“Catch-Up Amount” shall mean, with respect to a Class C Unit, the amount specified in the Grant Agreement as the “Catch-Up Amount” with respect to such Class C Unit, which may be zero or some greater amount.
“Cause”, when used in connection with a Termination of Services of a Management Limited Partner, has the same meaning ascribed to such term in any written agreement relating to Services or any severance agreement then in effect between such Management Limited Partner and the Partnership or one of its Subsidiaries or, if no such agreement containing a definition of “Cause” is then in effect, means a Termination of Services of the Management Limited Partner due to the Management Limited Partner’s (i) willful failure to perform the material duties of his or her position, adhere to the lawful direction from, or the lawful policies and practices of, the Company or other entity for which he or she performs services, (ii) conviction of or plea of nolo contendere involving a felony or crime of moral turpitude under the laws of the United States or any state thereof that involves dishonesty or is otherwise detrimental to the Company or its Subsidiaries determined in the good faith of the governing body of such entity, or (iii) material breach of a provision of his employment or other written agreement; provided, however, that if the occurrence of an event described in (i) through (iii) above is curable, such event shall only constitute Cause if written notice specifying in reasonable detail the nature thereof shall be provided to such Management Limited Partner within ninety (90) days of the alleged event and such Management Limited Partner shall have substantially failed to cure such event within fourteen (14) days after receiving such notice.
“Change of Control” shall mean (i) the sale of (x) all or substantially all of the assets of the Company, (y) the Carl’s Jr. business in its entirety, or (z) the Hardee’s business in its entirety, in each case other than to a member of the Apollo Group or a group (as such term is used in the 1934 Act) controlled by one or more members of the Apollo Group (excluding any such member that is either an Apollo portfolio company or is not engaged in the investment of capital); (ii) a sale resulting in more than fifty percent (50%) of the voting stock of the Company directly or indirectly being held by a person or group (as such terms are used in the 1934 Act) that does not include a member of the Apollo Group or a member of a group (as such term is used in the 1934 Act) controlled by one or more members of the Apollo Group (excluding any such member that is either an Apollo portfolio company or is not engaged in the investment of capital); (iii) a merger or consolidation of the Company with or into another person which is not a member of the Apollo Group or a member of a group (as such term is used in the 1934 Act) controlled by one or more members of the Apollo Group (excluding any such member that is either an Apollo portfolio company or is not engaged in the investment of capital); if and only if any such event listed in (i) through (iii) above results in any person or group other than a member of the Apollo Group or a member of a group (as such term is used in the 1934 Act) controlled by one or more members of the Apollo Group (excluding any such member that is either an Apollo portfolio company or is not engaged in the investment of capital) becoming able to directly or indirectly elect a majority of the board of directors of the Company, or (iv) any event that results in any person or group other than a member of the Apollo Group or a member of a group (as such term is used in the 1934 Act) controlled by one or more members of the Apollo Group (excluding any such member that is either an Apollo portfolio company or is not engaged in the investment of capital) becoming able to directly or indirectly elect a majority of the board of directors of the Company. In elaboration of the foregoing, the definition of “Change of Control” shall not include either a sale of the Carl’s Jr. business in its entirety or a sale of the Hardee’s business in its entirety unless after such transaction, one or more members of the Apollo Group or an Affiliate of a member of the Apollo Group or a member of a group (as such term is used in the 1934 Act) controlled by one or more members of the Apollo Group (excluding any such member that is either an Apollo portfolio company or is not engaged in the investment of capital) do not have the ability to elect a majority of the members of the board of directors of both the sold business (or if the sold business then has a parent, the board of directors of such parent) and the Company. In the event that a transaction

(which shall include a series of related transactions) occurs that does not constitute a “Change of Control” as a result of which the business engaged in through the Company immediately prior to such transaction is now engaged in through another entity or entities, references to the “Company” shall mean that other entity or entities.
“CKE” has the meaning set forth in the preamble.
“CKE Stock Sale” means either (i) a sale by the Partnership of any shares of capital stock of Parent to an Independent Third Party or (ii) a sale by Parent of any shares of capital stock of CKE to an Independent Third Party.
“Class A Invested Capital” means, with respect to each Partner at any time, the aggregate amount of Capital Contributions made in respect of all Class A Units held by such Partner less all distributions made to such Partner pursuant to Section 4.1.1 and Section 4.1.2(b).
“Class A Unit” means an Interest in the Partnership designated as a Class A Unit.
“Class B Performance Unit” means an Interest in the Partnership designated as a Class B Performance Unit.
“Class B Target Unit Price” means an amount equal to $10.00, which is equal to the initial purchase price of a Class A Unit at the time of the formation of the Partnership, increased at annual rate of 22.5% from the Closing Date to the Measurement Date compounded annually; provided that the General Partner shall make such adjustment to the Class B Target Unit Price as it determines in good faith is equitable and appropriate to reflect changes to the outstanding Units or capital structure of the Partnership or its Subsidiaries, including contributions and distributions from or to Partners, and changes effected in connection with a Solvent Reorganization or an Initial Public Offering, provided, further, that if any adjustment is made pursuant to the preceding proviso, the General Partner shall make a corresponding adjustment to the Class B Threshold Unit Price.
“Class B Threshold Unit Price” means an amount equal to $10.00, which is equal to the initial purchase price of a Class A Unit at the time of the formation of the Partnership, increased at annual rate of 20% from the Closing Date to the Measurement Date compounded annually; provided that the General Partner shall make such adjustment to the Class B Threshold Unit Price as it determines in good faith is equitable and appropriate to reflect changes to the outstanding Units or capital structure of the Partnership or its Subsidiaries, including contributions and distributions from or to Partners, and changes effected in connection with a Solvent Reorganization or an Initial Public Offering, provided, further, that if any adjustment is made pursuant to the preceding proviso, the General Partner shall make a corresponding adjustment to the Class B Target Unit Price.
“Class B Time Unit” means an Interest in the Partnership designated as a Class B Time Unit.
“Class B Unit” means the Class B Time Units and the Class B Performance Units.

“Class C Performance Unit” means an Interest in the Partnership designated as a Class C Performance Unit.
“Class C Time Unit” means an Interest in the Partnership designated as a Class C Time Unit.
“Class C Unit” means the Class C Time Units and the Class C Performance Units.
“Closing Date” means July 12, 2010.
“Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of succeeding law).
“Company” has the meaning set forth in the preamble.
“Competitive Opportunity” has the meaning set forth in Section 6.6.
“Disability” when used in connection with a Termination of Services of a Management Limited Partner, has the same meaning ascribed to such term in any written agreement relating to Services or any severance agreement then in effect between such Management Limited Partner and the Partnership or one of its Subsidiaries or, if no such agreement containing a definition of “Disability” is then in effect, means, with respect to each Management Limited Partner, that the Management Limited Partner’s absence from his or her duties with the Partnership and its Subsidiaries for not less than six (6) consecutive months as a result of incapacity due to mental or physical illness.
“Drag-Along Notice” has the meaning set forth in Section 9.1.1.
“Drag-Along Participation Percentage” has the meaning set forth in Section 9.1.2.
“Drag-Along Right” has the meaning set forth in Section 9.1.1.
“Drag-Along Sale” has the meaning set forth in Section 9.1.1.
“Drag-Along Sellers” has the meaning set forth in Section 9.1.1.
“Dragged Seller” has the meaning set forth in Section 9.1.1.
“Drag-Along Transferee” has the meaning set forth in Section 9.1.1.
“Election Notice” has the meaning set forth in Section 8.2.2.
“Eligible Units” has the meaning set forth in Section 8.2.2.
“Fair Market Value” with respect to any asset, shall be the fair value of such asset based on the amount at which such asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale, as determined from time to time in good faith by the General Partner using its reasonable business judgment.
“Financing Default” shall mean an event which would constitute (or with notice or lapse of time or both would constitute) an event of default (which event of default has not been cured) under or would otherwise violate or breach (i) any financing arrangement of the Partnership, any of its Subsidiaries or a Parent Issuer in effect as of the time of the aforementioned event, and any extensions, renewals, refinancings or refundings thereof in whole or in part; and (ii) any provision of the Partnership’s, any of its Subsidiary’s or Parent Issuer’s constitutional documents.
“General Partner” means Apollo GP, or if a successor General Partner is appointed under Sections 7.1.1 or 7.1.2, then such successor General Partner.
“Good Reason”, when used in connection with a Termination of Services of a Management Limited Partner, has the same meaning ascribed to such term in any written agreement relating to Services or any severance agreement then in effect between such Management Limited Partner and the Partnership or one of its Subsidiaries or, if no such agreement containing a definition of “Good Reason” is then in effect, means the occurrence of any of the following events, without the consent of such Management Limited Partner, (i) a material failure by the applicable entity to pay any compensation owed to such Management Limited Partner, (ii) a material reduction in such Management Limited Partner’s base salary or target bonus percentage or (iii) a material diminution in such Management Limited Partner’s responsibilities or authority; provided, however, that the events described in (i) through (iii) shall only constitute Good Reason if (A) such Management Limited Partner provides the General Partner and the applicable entity written notice within sixty (60) days following the occurrence of an event that allegedly constitutes Good Reason; (B) the General Partner and the applicable entity fails to substantially cure such event within thirty (30) days after receiving such notice; and (C) such Management Limited Partner resigns within thirty (30) days following such failure to cure.
“Grant Agreement” means a written agreement between the Partnership and a Management Limited Partner pursuant to which the Partnership awards Class B Units or Class C Units to such Management Limited Partner.
“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
(a)    The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross Fair Market Value of such asset, as determined by the contributing Partner and the Partnership.
(b)    The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross Fair Market Values, as determined by the General Partner, as of the following times:
(i)    the acquisition of an additional Interest (other than in connection with the execution of this Agreement) by a new or existing Partner in exchange for a Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic Interests of the Partners;

(ii)    the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an Interest, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic Interests of the Partners in the Partnership;
(iii)    the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and
(iv)    at such other times as the General Partner shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704‑1(b) and 1.704‑2.
(c)    The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross Fair Market Value of such asset on the date of distribution as determined in good faith by the General Partner.
(d)    The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided that Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent that the General Partner determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).
“Hurdle Amount” shall mean, with respect to a Class C Unit. the amount specified in the Grant Agreement as the “Hurdle Amount” with respect to such Class C Unit, which may be zero or some greater amount.
“Indemnitee” has the meaning set forth in Section 6.5.3.
“Independent Appraiser” has the meaning set forth in Section 8.2.3.
“Independent Third Party” means any Person who, immediately prior to the contemplated transaction, is not a member of the Apollo Group or a member of a group (as such term is used in the 1934 Act) controlled by one or more members of the Apollo Group (excluding any such member that is either an Apollo portfolio company or is not engaged in the investment of capital).
“Initial Public Offering” means the closing of the first underwritten (firm commitment) public offering of and sale of equity securities of the Partnership (or of any other entity or entities created through any Solvent Reorganization) or any issuer in a Subsidiary IPO in a primary or secondary offering pursuant to an effective registration statement filed by the Partnership (or the applicable entity) under the 1933 Act.
“Interest” means an ownership interest in the Partnership at any particular time,

including, without limitation, the right of to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations to comply with all of the terms and provisions of this Agreement.
“IPO Entity” means the issuer in an Initial Public Offering, including a Qualified IPO.
“IPO Price” means the per share initial public offering price of Issuer Common Stock in the Qualified IPO (prior to any underwriting discounts and commissions).
“Issuer Common Stock” means common stock of the same class as that offered to the public either (a) with respect to an Initial Public Offering by the IPO Entity in an Initial Public Offering, including a Qualified IPO, or (b) with respect to a Subsidiary IPO, by such Subsidiary conducting such Initial Public Offering, or, in either case, any securities into which such common stock is exchanged, converted or reclassified, including pursuant to any merger, reorganization or reclassification.
“Limited Partner” means each of the Management Limited Partners, Apollo Investor, and each other Person admitted to the Partnership as an Additional Limited Partner.
“Liquidating Distribution” has the meaning set forth in Section 4.1.1.
“Management Limited Partner” means each Person who is listed as a Management Limited Partner on Exhibit A hereto.
“Manager Permitted Transferee” means, with respect to any Management Limited Partner, a transferee in (i) a Transfer upon the death of such Management Limited Partner to his/her executors, administrators, testamentary trustees, legatees or beneficiaries, (ii) a Transfer by such Management Limited Partner for estate planning purposes to a limited partnership, limited liability company, trust or custodianship, the beneficiaries of which may include only such Management Limited Partner, his/her spouse (or ex-spouse) or his/her lineal descendants (including adopted), but only if, (x) in the case of clauses (i) and (ii), such transferee becomes a party to, and is bound to the same extent as such Management Limited Partner by the terms of, this Agreement (and such transferee shall be considered a Management Limited Partner for the purposes of this Agreement) and (y) in the case of a Transfer described in clause (ii), the General Partner has given its prior, written approval to such Transfer (which approval shall not be unreasonably withheld).
“Measurement Date” means (1) prior to the 90th day after a Qualified IPO, the last day of any fiscal quarter of CKE, starting with the last day of the eighth full fiscal quarter of CKE after the Closing Date, (2) on or following the 90th day after a Qualified IPO, each trading day, or (3) the date of a Change of Control, whether before or after a Qualified IPO.
“Merger Agreement” has the meaning set forth in the preamble.
“Merger Sub” has the meaning set forth in the preamble.
“Net Equity Value” means (1) 8.0 multiplied by the Partnership’s and its Subsidiaries’

consolidated earnings, before interest, income taxes, depreciation and amortization (“EBITDA”) for the four fiscal quarters ending upon a Measurement Date, plus (2) the sum of Cash held by the Company and its Subsidiaries, in each case as of the Measurement Date, less (3) debt of the Company and its Subsidiaries as of the Measurement Date (without duplication). EBITDA, Cash and debt shall be determined by the General Partner in good faith based on the Partnership's financial statements for such period, subject to such adjustments to reflect unusual, nonrecurring or extraordinary events as the General Partner in good faith shall deem equitable and appropriate, after consultation with the Chief Executive Officer of the Company, and subject to the approval of the Compensation Committee of the Board of Directors of Parent.
“Non-Employee Director” means any Management Limited Partner who is (i) a member of the board of directors of a Subsidiary of the Partnership and (ii) not an employee of the Partnership or any of its Subsidiaries.
“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704‑2(b)(1) and 1.704-2(c).
“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704‑2(b)(3) and 1.752-1(a)(2).
“Notice” has the meaning set forth in Section 8.2.1.
“Notice Deadline” has the meaning set forth in Section 8.2.1.
“Parent” has the meaning set forth in the preamble.
“Parent Issuer” means any entity directly or indirectly holding equity interests in the Partnership if all or substantially all of the assets held by such entity constitute interests in the Partnership.
“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704‑2(i).
“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704‑2(b)(4).
“Partner Nonrecourse Deduction” has the meaning set forth in Regulations Section 1.704‑2(i).
“Partners” means, collectively, the General Partner and the Limited Partners.
“Partnership” has the meaning set forth in the preamble.
“Partnership Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1).

“Percentage Interest” means with respect to any Partner, such Partner’s percentage interest in the Partnership calculated as a fraction, the numerator of which is the number of Units held by such Partner and the denominator of which is the total number of Units outstanding.
“Performance Vesting Percentage” has the meaning set forth in Section 3.8.3(b).
“Permitted Transfer” has the meaning set forth in Section 8.1.1.
“Permitted Transferee” means any Person who acquires Interests pursuant to a Permitted Transfer.
“Person” means any individual, partnership, corporation, limited liability company, association, trust, estate or other business entity.
“Profits” and “Losses” means an amount equal to the Partnership’s taxable income or loss with respect to the relevant period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
(a)    Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss.
(b)    Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704‑1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss.
(c)    If the Gross Asset Value of any Partnership asset is adjusted pursuant to clauses (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account in the taxable year of adjustment as gain or loss from the disposition of such asset for purposes of computing Profits or Losses.
(d)    Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.
(e)    Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Article V of this Agreement shall not be taken into account in computing Profits or Losses.
(f)    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Profits and Losses.
“Profits Interest” has the meaning set forth in Section 5.8.
“Proscribed Conduct” means, as to any Management Limited Partner who is a party to any agreement with the Partnership or any of its Subsidiaries or Affiliates that contains any post-employment restrictive covenants, a substantially uncured breach of any such covenants as determined under the terms of such agreement that has resulted in or may reasonably be expected to result in a material detriment to the business or reputation of the Company. As to any Management Limited Partner who not a party to an agreement with the Partnership or any of its Subsidiaries or Affiliates that contains any post-employment restrictive covenants, “Proscribed Conduct” means (i) the Management Limited Partner’s unauthorized disclosure of confidential information relating to the Partnership or its Affiliates, (ii) the Management Limited Partner’s engaging, directly or indirectly, as an employee, partner, consultant, director, stockholder, owner, or agent in any business that owns, operates, franchises and/or licenses a chain of quick service restaurants, casual dining restaurants, fast casual dining restaurants or restaurants that primarily provide delivery of meals or take-out meals, in each case in any state where the Company (directly or through its subsidiaries) owns, operates, franchises and/or licenses a restaurant, or anywhere in the United States, or (iii) the Management Limited Partner’s soliciting or inducing, directly or indirectly, any individual to terminate his or her employment with the Partnership or its Subsidiaries, in each case that has resulted in or may reasonably be expected to result in a material detriment to the business or reputation of the Company; provided that if the occurrence of an event described in (i) through (iii) above, is curable, such breach or event shall constitute Proscribed Conduct only if written notice specifying in reasonable detail the nature thereof shall be provided to such Management Limited Partner within ninety (90) days of the alleged breach or event and such Management Limited Partner shall have substantially failed to cure such breach or event within fourteen (14) days after receiving such notice.
“Proxy” has the meaning set forth in Section 12.2.1.
“Public Share FMV”, as measured on a per share basis with respect to Issuer Common Stock, as of any determination date, shall mean the closing price as reported on the principal national securities exchange on which such shares are listed or admitted to trading, or, if the shares are not listed or admitted on a national securities exchange, the closing price as quoted on any market in which such shares are regularly quoted.
“Qualified IPO” means an Initial Public Offering pursuant to an effective registration statement (other than on Form S-4, S-8 or their equivalents) filed under the 1933 Act, which (i) results in the listing of the applicable stock on a national stock exchange and (ii) yields gross proceeds of $150 million or more and gross proceeds to the Apollo Group and Affiliates thereof of $100 million or more; provided, however, that in the event that an Initial Public

Offering is not a Qualified IPO as defined in the preceding clause, the gross proceeds from that Initial Public Offering shall be included in determining whether or not a subsequent offering is a Qualified IPO.
“QIPO Redemption” has the meaning set forth in Section 8.3.
“Redemption Notice” has the meaning set forth in Section 8.3.
“Regulations” means the Income Tax Regulations, including temporary regulations, promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Regulatory Allocations” has the meaning set forth in Section 5.5.
“Repurchase Deadline” shall, with respect to any Management Limited Partner, mean the later of (a) the twelve (12) month anniversary of the Termination of Services of such Management Limited Partner, and (b) if such Management Limited Partner has the right to elect a Valuation and does elect such Valuation within 30 days of delivery of the Notice (or if no Notice is delivered, delivery of the Election Notice), 30 days after the Fair Market Value is finally determined by the Independent Appraiser pursuant to Section 8.2.3.
“Repurchase Issue” shall mean (i) a purchase for cash of such Units (together with any other purchases of Units pursuant to Sections 8.2 or 9.2 hereof, or pursuant to similar provisions in any other agreements with other investors of which the Partnership has at such time been given or has given notice) that would result in (x)  a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any governmental authority applicable to the Partnership or any of its Subsidiaries or any of its or their assets, (y) after giving effect thereto (including any dividends or other distributions or loans from a Subsidiary of the Partnership to the Partnership in connection therewith), a Financing Default or (z) the Partnership or the Apollo Group being required to disgorge any profit pursuant to Section 16(b) of the 1934 Act, (ii) if immediately prior to such purchase of Units there exists a Financing Default which prohibits such issuance or purchase (including any dividends or other distributions or loans from a Subsidiary of the Partnership to the Partnership in connection therewith), or (iii) if the Partnership does not have funds available to effect such purchase of Units or if the Units Buyer is the Partnership and the Partnership is otherwise prohibited from paying cash by financing or liquidity constraints.
“Reserves” means funds set aside or amounts allocated to reserves that shall be maintained in amounts deemed sufficient by the General Partner for working capital, to pay expenses or as a provision for potential liabilities or to pay obligations of the Partnership.
“Restructuring Event” has the meaning set forth in Section 12.3.
“Services” means (i) a Management Limited Partner’s employment if the Management Limited Partner is an employee of the Partnership or any of its Subsidiaries, (ii) a Management Limited Partner’s services as a consultant, if the Management Limited Partner is a consultant to the Partnership or any of its Subsidiaries, and (iii) a Management

Limited Partner’s services as a Non-Employee Director, if the Management Limited Partner is a non-employee member of the board of directors of a Subsidiary of the Partnership.
“Solvent Reorganization” means any solvent reorganization of the Partnership, including by merger, consolidation, recapitalization, Transfer or sale of shares or assets, or contribution of assets and/or liabilities, or any liquidation, exchange of securities, conversion of entity, migration of entity, formation of new entity, or any other transaction or group of related transactions (in each case other than to or with an unaffiliated third party), in which:
(a) all holders of the same class of equity securities of the Partnership are offered a substantially similar amount of consideration in respect of such equity securities;
(b) the Apollo Group’s pro rata indirect and each Management Limited Partner’s direct economic interests in the Partnership, relative to each other and all other holders of equity securities of the Partnership, are preserved in all material respects; and
(c) the rights and obligations of the Apollo Group and each Partner under this Agreement are preserved in all material respects.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, (i) any corporation, limited liability company, association or other business entity of which more than fifty percent (50%) of the total voting power of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors (or the functional equivalent thereto) thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (ii) any partnership (a) the sole general partner or the sole managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).
“Subsidiary IPO” means the closing of an underwritten (firm commitment) public offering of and sale of equity securities of a Subsidiary of the Partnership or any successor corporation in any transaction or series of related transactions, pursuant to an effective registration statement (other than on Form S-4, S-8 or their equivalents) filed under the 1933 Act.
“Substantial Management Limited Partner” has the meaning set forth in Section 8.2.3.
“Tag-Along Election Period” has the meaning set forth in Section 9.2.2.
“Tag-Along Notice” has the meaning set forth in Section 9.2.1.
“Tag-Along Right” has the meaning set forth in Section 9.2.1.
“Tag-Along Sale” has the meaning set forth in Section 9.2.1.

“Tag-Along Transferee” has the meaning set forth in Section 9.2.1.
“Tag-Along Sellers” has the meaning set forth in Section 9.2.1.
“Tagging Partner” has the meaning set forth in Section 9.2.1.
“Tax Matters Partner” has the meaning set forth in Section 11.3.
“Term” has the meaning set forth in Section 12.2.
“Termination of Services” means the satisfaction of all of the following: (i) if the Management Limited Partner is an employee of the Partnership or any Subsidiary, the termination of the Management Limited Partner’s employment with the Partnership and each Subsidiary as to which such Management Limited Partner is an employee for any reason, (ii) if the Management Limited Partner is a consultant to the Partnership or any Subsidiary, the termination of the Management Limited Partner’s consulting relationship with the Partnership and each Subsidiary as to which such Management Limited Partner is a consultant for any reason, and (iii) if the Management Limited Partner is a Non-Employee Director of one or more Subsidiaries of the Partnership, the termination of the Management Limited Partner’s directorship with each Subsidiary as to which such Management Limited Partner is a Non-Employee Director for any reason. The definition of Termination of Services shall apply to any Manager Permitted Transferee to the extent that such definition applies to the Person that Transferred Interests to such Manager Permitted Transferee.
“Transfer” has the meaning set forth in Section 8.1.1.
“Undistributed Profits” shall mean the excess, if any, of (i) cumulative Profits through the date of distribution over (ii) the sum of (a) cumulative Losses through the date of distribution and (b) distributions previously made pursuant to Section 4.1.2(a).
“Unit” or “Units” means, with respect to each Partner, the Class A Units, Class B Units and Class C Units held by such Partner. A Unit may represent a general partnership Interest if held by the General Partner or a limited partnership Interest if held by a Limited Partner.
“Units Buyer” has the meaning set forth in Section 8.2.3.
“Unvested Units” means, as of the date of any determination, with respect to the Class B Units or Class C Units held by a Management Limited Partner, the number of such Class B Units or Class C Units that are not Vested Units.
“Valuation” has the meaning set forth in Section 8.2.3.
“Value Per Class A Unit” means as of a Measurement Date that occurs (1) prior to the 90th day after a Qualified IPO, (x) the Net Equity Value less the amount that would be distributed to holders of Class B Units and Class C Units (other than such holders who are Non-Employee Directors) (assuming all such Class B Units and Class C Units were Vested Units) pursuant to Section 4.1.1 if the assets of the Partnership were liquidated for proceeds equal to the Net Equity Value, plus all distributions made prior to such Measurement Date with respect to Class B Units and Class C Units held by Non-Employee Directors or Class A Units in each case under Sections 4.1.1 and 4.1.2, which sum is divided by (y) the number of Class A Units then outstanding, (2) on or following the 90th day after a Qualified IPO, the average Public Share FMV for the period of 90 consecutive trading days ending on the Measurement Date plus all distributions made prior to such Measurement Date with respect to a single Class A Unit under Sections 4.1.1 and 4.1.2, or (3) upon a Change of Control, the amount the holder of a Class A Unit would be entitled to receive for such Class A Unit if all of the Partnership’s assets were sold for their Fair Market Value in connection with such Change of Control and the proceeds of such sale were distributed to the Partners in accordance with Section 4.1.1 (provided that, solely for the purposes of such calculation, any Class B Units and Class C Units held by Non-Employee Directors shall be deemed not to be outstanding) as determined by the General Partner in good faith, plus all distributions previously made prior to such Measurement Date with respect to a single Class A Unit under Sections 4.1.1 and 4.1.2.
“Vested Units” means the Class B Units and Class C Units that become Vested Units pursuant to Section 3.8.
ARTICLE III
PARTNERS; CAPITAL; VOTING

3.1	General Partner. The name, address, Capital Contribution, number of Units, and Percentage Interest of the General Partner are set forth on Exhibit A hereto.

3.2
Limited Partners. The name, address, Capital Contribution, number of Units (and, in the case of the Management Limited Partners, the number of Vested Units and Unvested Units), and Percentage Interest of a Limited Partner are set forth on Exhibit A hereto.

3.3
Additional Limited Partners. The General Partner is authorized to admit one or more Additional Limited Partners to the Partnership from time to time, on terms and conditions established by the General Partner.  Subject to the terms and provisions contained in this Agreement, no action or consent by the Limited Partners shall be required in connection with the admission of any Additional Limited Partner. As a condition to being admitted to the Partnership, each Additional Limited Partner shall execute an agreement to be bound by the terms of this Agreement. The name, address, Capital Contribution, number of Units, if applicable the number of Vested Units and Unvested Units and Percentage Interest of any Additional Limited Partner shall be set forth in an amended Exhibit A hereto. Notwithstanding the foregoing or any other provision of this Agreement, any Person that is a member of the Apollo Group or an Affiliate of any member of the Apollo Group may become an Additional Limited Partner, and Units may be issued to such Additional Limited Partner, only upon arm's length terms and conditions that are no more favorable to such Additional Limited Partner than the terms and conditions that would be provided to an Independent Third Party that was seeking to become an Additional Limited Partner.

3.4
Partnership Capital; Units. The Partnership capital consists of Class A Units, Class B Units and Class C Units, each having the designations, powers, preferences, rights, qualifications, limitations and restrictions set forth or referred to in this Agreement. As of the date hereof, the Partnership has issued 45,000,000 Class A Units, 5,183,333 Class B Units and no Class C Units. The General Partner is authorized to cause the Partnership to issue (i) additional Class A Units, additional Class B Units and Class C Units (including additional Class A Units, additional Class B Units and Class C Units issued to Non-Employee Directors) and (ii) new classes of units (which new units may have rights and preferences different from and senior to the Units). No Partner shall be paid interest on any Capital Contribution or Capital Account. The Partnership shall not redeem or repurchase any Interest, and no Partner shall have the right to withdraw, or receive any return of, its Capital Contribution or Capital Account, except as specifically provided herein. The issuance of any additional Class B Units shall be subject to the approval of the Compensation Committee of the Board of Directors of Parent; provided that in no event shall any additional Class B Units be issued to any Person other than a Person providing Services in compensation for the performance of such Services without the approval of the Chief Executive Officer of the Company.

3.5
Liability of Partners. No Limited Partner shall be liable for the debts, liabilities, contracts or any other obligations of the Partnership, and a Limited Partner shall be liable only to make its Capital Contribution and shall not be required to lend any funds to the Partnership or, after its Capital Contribution has been paid, to make any further Capital Contribution to the Partnership. The General Partner shall have no personal liability for repayment to the Limited Partners of their Capital Contributions, or for repayment to the Partnership of the negative amounts of such Limited Partners’ Capital Accounts, if any. Any Limited Partner may enforce its rights to payment of any distributions by the Partnership against the other Partners in the event that such distribution is made to the other Partners but such Limited Partner does not receive its share thereof as provided under the terms of this Agreement; provided, however, that such Limited Partner (i) may only seek to enforce such rights against those Partners that received such distribution and (ii) may not seek to enforce such rights against such other Partners unless it first uses its commercially reasonable efforts to obtain its share of the distribution from the Partnership.

3.6	Certificate of Interest.
3.6.1    Certificate. Interests may, at the discretion of the General Partner, be represented by a certificate of limited partnership. If issued, the exact contents of a certificate of limited partnership may be determined by action of the General Partner but shall be issued substantially in conformity with the following requirements: (i) the certificates of limited partnership shall be respectively numbered serially, as they are issued, shall be impressed with the seal of the Partnership, if any, and shall be signed by an officer of the General Partner on behalf of the Partnership; (ii) each certificate of limited partnership shall state the name of the Partnership, the fact that the Partnership is organized under the laws of the

State of Delaware as a limited partnership, the name of the Person to whom the certificate is issued, the date of issue and the class of Interests represented thereby and the number and class of Units represented thereby; (iii) each certificate of limited partnership shall be otherwise in such form as may be determined by the General Partner and (iv) each certificate shall be stamped or otherwise imprinted with a legend in substantially the following form, or such legend as may be specified in other agreements between the Partnership and its Limited Partners:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER AND OTHER RESTRICTIONS SET FORTH IN THE LIMITED PARTNERSHIP AGREEMENT OF APOLLO CKE HOLDINGS, L.P. DATED AS OF JULY 15, 2010 AND, AMONG OTHER THINGS, MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE WITH SUCH TRANSFER RESTRICTIONS. COPIES OF SUCH AGREEMENT ARE ON FILE AT THE OFFICES OF APOLLO CKE HOLDINGS, L.P. AND ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST THEREFOR. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF THE AFORESAID AGREEMENT AS THEY RELATE TO SUCH HOLDER.”
3.6.2    Cancellation of Certificate. To the extent certificates are issued, except as herein provided with respect to lost, stolen, or destroyed certificates, no new certificates of limited partnership shall be issued in lieu of previously issued certificates of limited partnership until former certificates for a like number of limited partnership interests shall have been surrendered and cancelled. Upon any Transfer of Interests in accordance with the terms and provisions contained in this Agreement, the General Partner shall cause the Partnership to cancel certificate(s), if any, representing the Interests held by the transferring Partner and to issue or reissue, as the case may be, upon consummation of such Transfer new certificate(s) representing the Interests held by the assignee and the Interests held by the transferring Partner, as applicable.
3.6.3    Replacement of Lost, Stolen, or Destroyed Certificate. Any Partner claiming that his, her or its certificate of limited partnership is lost, stolen, or destroyed may make an affidavit or affirmation of that fact and request a new certificate. Upon the giving of a satisfactory indemnity, bond or other surety to the Partnership as required by the General Partner, a new certificate may be issued of the same tenor and representing the same Interests as was represented by the certificate alleged to be lost, stolen, or destroyed.
3.7    Voting Rights. Except as otherwise required by law, Partners holding Class A Units shall be entitled to one vote per Class A Unit for each matter on which the Partners are entitled to vote. Class B Units and Class C Units shall not have any voting rights, except as may otherwise be required by law.
3.8    Vesting and Forfeiture of Class B Units and Class C Units. Unless otherwise specified in a Grant Agreement, the provisions of this Section 3.8 shall govern the vesting and forfeiture of all Class B Units and Class C Units.
3.8.1    Time and Performance Vesting.
(a)    With respect to any grant of Class B Units to a Management Limited Partner (other than a Non-Employee Director), one-half of such Class B Units shall be Class B Time Units and one-half of such Class B Units shall be Class B Performance Units.
(b)    With respect to any grant of Class C Units to a Management Limited Partner (other than a Non-Employee Director), the General Partner shall determine and set forth in the Grant Agreement the number of the Class C Units that shall be Class C Time Units and the number of such Class C Units that shall be Class C Performance Units, which need not be on a one-half basis.
3.8.2    Vesting of Class B Time Units and Class C Time Units.
(a)    The Class B Time Units granted to a Management Limited Partner (other than a Non-Employee Director) shall become Vested Units in four equal or substantially equal annual installments on each of the first four anniversaries of the date of such grant as specified in the Grant Agreement.
(b)    The Class C Time Units granted to a Management Limited Partner (other than a Non-Employee Director) shall become Vested Units as specified in the Grant Agreement.
3.8.3    Vesting of Class B Performance Units and Class C Performance Units.
(a)    If, on any Measurement Date, the Value Per Class A Unit equals or exceeds the Class B Target Unit Price, then all of a Management Limited Partner’s Class B Performance Units that have not previously converted to a time vesting schedule shall convert to a time vesting schedule (becoming Class B Time Units) and become Vested Units in two equal or substantially equal annual installments on each of the first two anniversaries of such Measurement Date. If the Measurement Date occurs after a Qualified IPO, then the applicable time vesting schedule shall provide that half of such converted Class B Performance Units shall become Vested Units on the Measurement Date and the other half shall become Vested Units in two equal semi-annual installments on each of the first two six (6) month anniversaries of such Measurement Date.
(b)    If on any Measurement Date, the Value Per Class A Unit is less than the Class B Target Unit Price but equals or exceeds the Class B Threshold Unit Price then a number of each Management Limited Partner’s Class B Performance Units equal to (i) the sum of the number of Class B Performance Units held by such Management Limited Partner on such Measurement Date and the number of such Management Limited Partner’s Class B Performance Units that have previously converted to a time vesting schedule by operation of this Section 3.8.3 (thereby becoming Class B Time Units), multiplied by (ii) a percentage (a “Performance

Vesting Percentage”) equal to (A) 50% plus (B) 50% times a fraction, expressed as a percentage, the numerator of which is the excess of the Value Per Class A Unit on such Measurement Date over the Class B Threshold Unit Price and the denominator of which is the excess of the Class B Target Unit Price over the Class B Threshold Unit Price less (C) the highest Performance Vesting Percentage computed on any previous Measurement Date pursuant to this Section 3.8.3(b) (which in no event shall result in a new Performance Vesting Percentage that is less than zero), shall convert to a time vesting schedule (becoming Class B Time Units) and become Vested Units in two equal or substantially equal annual installments on each of the first two anniversaries of such Measurement Date. If the Measurement Date occurs after a Qualified IPO, then the applicable time vesting schedule shall provide that half of such converted Class B Performance Units shall become Vested Units on the Measurement Date and the other half shall become Vested Units in two equal semi-annual installments on each of the first two six (6) month anniversaries of such Measurement Date.
(c)    Once a Class B Performance Unit becomes a Vested Unit, the future application of the provisions of Section 3.8.3(a) and (b) shall not cause such Unit to become an Unvested Unit. Additionally, once a Class B Performance Unit becomes a Class B Time Unit, the future application of the provisions of Section 3.8.3(a) and (b) shall not cause such Unit to become a Class B Performance Unit.
(d)    The Class C Performance Units granted to a Management Limited Partner (other than a Non-Employee Director) shall become Vested Units as specified in the Grant Agreement.
3.8.4    Non-Employee Director. Unless otherwise specified in a Grant Agreement, the Class B Units and Class C Units granted to Non-Employee Directors shall become Vested Units in four equal or substantially equal annual installments on each of the first four anniversaries of the date of such grant.
3.8.5    Impact of Change of Control. Upon a Change of Control, (i) all outstanding Class B Time Units and Class C Time Units that are Unvested Units shall become Vested Units, (ii) all outstanding Unvested Class B Performance Units and Unvested Class C Performance Units that were previously converted to a time vesting schedule pursuant to Section 3.8.3 shall become Vested Units, (iii) all outstanding Unvested Class B Performance Units and Unvested Class C Performance Units that were not previously converted to a time vesting schedule and that would, pursuant to Section 3.8.3, convert to a time vesting schedule upon the Change of Control, shall become Vested Units, and (iv) all other Unvested Units shall be forfeited and canceled.
3.8.6    Forfeiture. In the event of any Termination of Services of any Management Limited Partner, unless otherwise determined by the General Partner or as provided in any written agreement relating to Services or any severance agreement then in effect between such Management Limited Partner and the Partnership and one of its Subsidiaries, all Unvested Units held by such Management Limited Partner (or his or her Manager Permitted

Transferee) shall be forfeited and cancelled, provided that if such termination is by reason of the death or Disability of the Management Limited Partner, then (x) the number of Unvested Units subject to a time vesting schedule that would have become Vested Units during the one year period following such termination on account of death or Disability shall be treated as Vested Units and (y) such Management Limited Partner’s Class B Performance Units and Class C Performance Units that are Unvested Units shall remain outstanding for the one year period following such termination on account of death or Disability. To the extent that the application of the provisions of Section 3.8.3 as of a Measurement Date during such one year period referred to in the preceding sentence shall result in some or all of such unvested Class B Performance Units and Class C Performance Units converting to a time vesting schedule, then the following rules shall apply: (i) if the Measurement Date occurs upon a Change of Control or after a Qualified IPO, then all such Units shall become Vested Units, and otherwise (ii) fifty percent (50%) of such Units shall become Vested Units. In addition, in the event that a Management Limited Partner (i) has a Termination of Services that is for Cause, or (ii) following any Termination of Services, engages in Proscribed Conduct during the two year period after Termination of Services, all Vested Units held by such Management Limited Partner (or his or her Permitted Transferee) shall be forfeited and cancelled.
ARTICLE IV
DISTRIBUTIONS

4.1	Distributions.
4.1.1    Liquidating Distributions. Upon dissolution of the Partnership pursuant to ARTICLE X, a CKE Stock Sale or a Change of Control, the proceeds of such dissolution, sale or Change of Control (a “Liquidating Distribution”) shall be applied and distributed or deemed applied and distributed as follows:
(a)    first, pro rata to the holders of Class A Units to the extent of the Class A Invested Capital;
(b)    second, to the extent available and subject to Section 4.4, pro rata to the holders of the Units in proportion with their respective Percentage Interest.
4.1.2    Nonliquidating Distributions. Except as otherwise provided in Section 4.1.1 with respect to Liquidating Distributions, and subject to Section 4.4, distributions (a) out of Undistributed Profits shall be applied and distributed pro rata to the holders of the Units in proportion with their respective Percentage Interest and (b) not out of Undistributed Profits shall be applied in the same manner as distributions pursuant to Section 4.1.1.
4.1.3    Tax Distributions.
(a)    Notwithstanding Section 4.1.1 above, so long as the General Partner has not determined in good faith that such distribution would be prohibited or create a default or event of default under the Act or any agreement to which the Partnership or any of its Subsidiaries is subject (including a Financing Default), then, to the extent of available Cash (as determined by the General Partner in its reasonable discretion) the Partnership shall distribute to the holders of the Units with respect to each fiscal quarter (within 10 days following the end of such quarter) of the Partnership an amount of Cash which in the good faith judgment of the General Partner equals the excess, if any, of (i) the sum of, with respect to each fiscal quarter of the Partnership through the fiscal quarter just ended, the product of (A) the amount of taxable income (which may be negative) allocable to the Partners in respect of each such fiscal quarter, multiplied by (B) a rate to be determined with respect to each such fiscal quarter by the General Partner (which such rate shall be the highest marginal federal, state and local tax rate in effect from time to time for California, taking into account a deduction of state taxes in determining the U.S. federal income tax rate) over (ii) the aggregate amount of distributions made previously under this Section 4.1.3, with such distribution to be made to the holders in the same proportions that aggregate taxable income was allocated to the holders.
(b)    Each distribution pursuant to Section 4.1.3 shall be made to the Persons shown on the Partnership’s books and records as holders as of the date of such distribution and shall be treated as an advance distribution of amounts distributable to such Person pursuant to Sections 4.1.1 and 4.1.2. Each distribution pursuant to Section 4.1.3 made in connection with taxable income allocable to a holder relating to amounts payable under Section 4.1.1 or 4.1.2, as the case may be, shall result in a reduction of any future distributions to such Person pursuant to such section.
(c)    In the event (i) of a Termination of Services of a Management Limited Partner for Cause, (ii) of a Termination of Services by a Management Limited Partner without Good Reason or (iii) a Management Limited Partner engages in Proscribed Conduct during the two-year period after any Termination of Services, then such Management Limited Partner shall, within 10 days of such termination (in the case of clause (i) or (ii)) or having engaged in Proscribed Conduct (in the case of clause (iii)), repay to the Partnership all amounts previously distributed to such Management Limited Partner pursuant to Section 4.1.3.
(d)    In the event that a distribution had been made pursuant to this Section 4.1.3 with respect to Units held by a Management Limited Partner that are subsequently forfeited pursuant to Section 3.8.6 then, without duplication of the payment obligations of such Partner under 4.1.3(c), such Management Limited Partner shall promptly, following demand by the General Partner, pay to the Partnership the amount of any tax benefit actually realized by such Management Limited Partner as a result of such forfeiture. Within ten (10) days following written request by the Partnership, such Management Limited Partner shall furnish to the Partnership such information or documentation as may reasonably be requested (including copies of any tax returns prepared or filed) in order to determine the amount of any such tax benefit.
(e)    Each Management Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Partner’s Interest in the Partnership to secure such Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to Section 4.1.3(c) or (d). In the event that a Partner fails to pay any amounts owed to the Partnership pursuant to Section 4.1.3(c) or (d) when due, the remaining Partners may, in their respective sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Partner, and in such event shall be deemed to have loaned such amount to such defaulting Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Partner (including the right to receive distributions). Any amounts payable by a Partner hereunder shall bear interest at the prime rate plus 2% as published from time to time in The Wall Street Journal (but not higher than the maximum lawful rate) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Partner shall take such actions as the Partnership shall request in order to perfect or enforce the security interest created hereunder. A Partner’s obligations hereunder shall survive the dissolution, liquidation, or winding up of the Partnership.

4.2
Withholding. Each Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Partner any amount of federal, state, local or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement. Any amount paid on behalf of or with respect to a Partner pursuant to this Section 4.2 shall constitute a loan by the Partnership to such Partner, which loan shall be repaid by such Partner within fifteen (15) days after such Partners ceases to be a Partner of the Partnership or the Partnership adopts a plan of dissolution, liquidation or winding up of the Partnership (unless the Partnership withholds such payment from a distribution which would otherwise be made to the Partner (including a distribution pursuant to Section 4.1.3)). Each Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Partner’s Interest in the Partnership to secure such Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 4.2. Each Partner shall take such actions as the Partnership shall request in order to perfect or enforce the security interest created hereunder. A Partner’s obligations hereunder shall survive the dissolution, liquidation, or winding up of the Partnership.

4.3
Distribution In Kind. If the Partnership makes a distribution in kind, for purposes of this Article IV, the value of all property distributed to any Partner shall be the Fair Market Value of such property on the date of distribution. The Partner’s Capital Accounts and the Profits and Losses of each class of Units shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such securities or other property (that has not been previously reflected in the Capital Accounts) would be allocated among the relevant Partners if there were a taxable disposition of such securities or other property for the Gross Asset Value on the date of distribution, followed by a decrease in such Partner’s Capital Accounts as if the distribution were a distribution of cash to the extent of the Gross Asset Value of such securities of other property on the date of distribution. Securities distributed in kind pursuant to this Section 4.3 shall be subject to such conditions and restrictions as the General Partner determines are required or advisable to ensure compliance with applicable laws.

4.4
Limitation on Distributions. (a)    Notwithstanding the distribution priority and entitlements set forth in Section 4.1, no distribution shall be made to any holder on account of an Unvested Unit, but the amount that otherwise would have been distributable in respect of such Units shall be paid to the holders of such Unvested Units as and when such Unvested Units become Vested Units. Amounts not distributed pursuant to this Section 4.4 shall be treated for purposes of applying Section 4.1 as having been distributed to the holder of the Unvested Unit.

(b)    Notwithstanding the distribution priority and entitlements set forth in Section 4.1.1(b), (i) no distributions shall be made with respect to a Class C Unit until an amount has been distributed with respect to a Class B Unit pursuant to Section 4.1.1(b) equal to the Hurdle Amount (if any) for such Class C Unit, and (ii) once an amount has been distributed with respect to a Class B Unit equal to the Hurdle Amount (if any) for such for such Class C Unit, an amount equal to the Catch-Up Amount (if any) shall be distributed with respect to such Class C Unit in priority to further distributions pursuant to Section 4.1.1(b). Class C Units that are equally entitled to distributions pursuant to clause (ii) of the preceding sentence shall receive such distributions pro rata in accordance with their respective unpaid Catch-Up Amounts (if any).
ARTICLE V
ALLOCATIONS OF PROFITS AND LOSSES

5.1
In General. Profits and Losses of the Partnership shall be determined and allocated with respect to each fiscal year of the Partnership as of the end of such year and at such times as the Gross Asset Value of any Partnership property is adjusted pursuant to the definition of Gross Asset Value. Subject to the other provisions of this Article V, an allocation to a Partner of a share of Profits or Losses shall be treated as an allocation of the same share of each item of income, gain, loss and deduction that is taken into account in computing Profits or Losses.

5.2
Allocations of Profits and Losses. Except as otherwise provided in this Article V, Profits and Losses shall be allocated for each fiscal year or other period to the Partners such that the positive balance of the Adjusted Capital Account of each Partner (computed after taking into account all distributions with respect to such period and increased by such Partner’s share of Partnership Minimum Gain and Partner Minimum Gain) immediately following such allocation is, as closely as possible, equal (proportionately) to the amount of the distributions that would be made to such Partner pursuant to Section 4.1.1 if the Partnership sold all of its assets for an amount equal to their Gross Asset Value and all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability) and the remaining cash was distributed in a Liquidating Distribution in accordance with the priority set forth in Section 4.1.1.

5.3
Limitation on Allocation of Losses. The Losses allocated to any Partner pursuant to Section 5.2 of this Agreement shall not exceed the maximum amount of Losses that can be so allocated without causing such Partner to have an Adjusted Capital Account Deficit at the end of any fiscal year. All Losses in excess of the limitation set forth in this Section 5.3 with respect to any Partner shall be allocated to other Partners in accordance with this Section 5.3 and to the extent Losses exceed the limitation set forth in this Section 5.3 with respect to each Limited Partner, such amount of any remaining Losses shall be allocated to the General Partner.

5.4	Special Allocation Provisions.
5.4.1    Minimum Gain Chargeback. Notwithstanding any other provision of this Article V, if there is a net decrease in Partnership Minimum Gain during any Partnership fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). This Section 5.4.1 is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
5.4.2    Partner Minimum Gain Chargeback. If there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership fiscal year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Recourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2). This Section 5.4.2 is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
5.4.3    Qualified Income Offset. If any Partner unexpectedly receives any adjustment, allocation or distribution of the type contemplated by Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Partner as quickly as possible. It is intended that this Section 5.4.3 qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704‑1(b)(2)(ii)(d).
5.4.4    Adjusted Capital Account Deficit. If the allocation of Loss to a Partner as provided in Section 5.2 hereof would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Partner only that amount of Loss as will not create or increase an Adjusted Capital Account Deficit. The Loss that would, absent the application of the preceding sentence, otherwise be allocated to such Partner shall be allocated to the other Partners in accordance with their Interests, subject to the limitations of this Section 5.4.4

5.4.5    Section 754 Election. To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its Interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partners to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
5.4.6    Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Partners in proportion to their Percentage Interests.
5.4.7    Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable.
5.4.8    Excess Nonrecourse Liabilities. Solely for purposes of determining a Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), the Partners’ interests in Partnership profits are in proportion to their Percentage Interests.

5.5
Curative Allocations. The allocations set forth in Sections 5.3 and 5.4 of this Agreement (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704‑1(b) and 1.704-2(i). Notwithstanding any other provisions of this Article V, the Regulatory Allocations shall be taken into account in allocating other Profits, Losses and items of income, gain, loss and deduction to the Partners so that, to the maximum extent possible, at any point in time the Partners’ Capital Accounts shall reflect the manner in which distributions would be made to the Partners, if the Partnership were liquidated and the proceeds of such liquidation were distributed to the Partners in accordance with Section 10.4 of this Agreement.

5.6	Additional Provisions.
5.6.1    Except as otherwise provided in this Section 5.6.1 for income tax purposes, under the Code and Regulations, each Partnership item income, gain, loss and deduction shall be allocated between the Partners as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to this Article V. Notwithstanding the foregoing provisions of this Article V, income, gain, loss and deduction with respect to property contributed to the Partnership by a Partner shall be allocated among the Partners, pursuant to Regulations promulgated under Code Section 704(c), so as to take account of the variation, if any, between the adjusted basis of such property to the Partnership and its initial Gross Asset Value

(computed in accordance with the definition of such term in this Agreement). In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to clause (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the applicable Regulations. Any elections or other decisions relating to the allocations pursuant to this Section 5.6.1 shall be made by the General Partner in its sole discretion. Allocations pursuant to this Section 5.6.1 are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other tax items or distributions pursuant to any provision of this Agreement.
5.6.2    In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Agreement, upon the advice of the Partnership’s Accountants, the General Partner is hereby authorized to make new allocations in reliance upon the Code, the Regulations and such advice of the Partnership’s Accountants, such new allocations shall be deemed to be made pursuant to the fiduciary obligation of the General Partner to the Partnership and the Limited Partners, and no such new allocation shall give rise to any claim or cause of action by any Limited Partner.

5.7
Tax Reporting. The Partners acknowledge and are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of Partnership income, gain, loss and deductions for federal, state and local income tax purposes.

5.8
Tax Treatment of Partnership Interests Subject to Vesting. The Partnership and each Partner agree to treat the Class B Units and the Class C Units as a separate “Profits Interest” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343. Absent a change in law, the Partnership shall treat a Partner holding a Profits Interest as the owner of such Profits Interest from the date such Profits Interest is granted, and shall file its IRS form 1065, and issue appropriate Schedule K-1s to such Partner, allocating to such Partner its distributive share of all items of income, gain, loss, deduction and credit associated with such Profits Interest as if it were fully vested. Each such Partner agrees to take into account such distributive share in computing its Federal income tax liability for the entire period during which it holds the Profits Interest. Except as required pursuant to a “Determination” as defined in Code Section 1313(a) or a change in law, the Partnership and each Partner agree not to claim a deduction (as wages, compensation or otherwise) for the fair market value of such Profits Interest issued to a Partner, either at the time of grant of the Profits Interest, or at the time the Profits Interest becomes substantially vested. The undertakings contained in this Section 5.8 shall be construed in accordance with Section 4 of Rev. Proc. 2001-43, 2001-2 C.B. 191. The provisions of this Section 5.8 shall apply regardless of whether or not the holder of a Profits Interest files an election pursuant to Section 83(b) of the Code.

5.9
Proposed Regulations. Each Partner authorizes the General Partner to elect to apply the safe harbor set forth in Proposed Treasury Regulation § 1.83-3(l) (under which the fair market value of a partnership interest that is transferred in connection with the performance of services is treated as being equal to the liquidation value of that interest) if such proposed Treasury Regulation or a similar Treasury Regulation becomes a Regulation. If the General Partner determines that the Partnership should make such election, the Partners hereby authorize the General Partner to amend this Agreement to provide (i) the Partnership is authorized and directed to elect the safe harbor, (ii) the Partnership and each of its Partners (including any person to whom a partnership interest is transferred in connection with the performance of services) agrees to comply with all requirements of the safe harbor with respect to all interests transferred in connection with the performance of services while such election remains in effect and (iii) the Partnership and each of its Partners agree to take all actions necessary, including providing the Partnership with any required information, to permit the Partnership to comply with the requirements set forth or referred to in the applicable Regulations for such election to be effective. The Partners authorize the General Partner to amend this Agreement to modify Article V to the extent the General Partner determines in its discretion that such modification is necessary or desirable as a result of the issuance of Treasury Regulations relating to the tax treatment of the transfer of an interest in connection with the performance of services. Notwithstanding anything to the contrary in this Agreement, the General Partner shall not be required to obtain the Partner’s consent to amend the agreement in accordance with this Section 5.9 and each Partner agrees that it will be legally bound by any such amendment.

ARTICLE VI
RIGHTS, POWERS AND DUTIES OF THE GENERAL PARTNER

6.1	Management of the Partnership.
6.1.1    The General Partner shall conduct, direct and exercise full control over all activities of the Partnership. Subject to the terms and provisions hereof, except as otherwise expressly provided in the Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any rights of control or management power over the business and affairs of the Partnership. The General Partner shall, in addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provisions of this Agreement, have full power and authority to do all things deemed necessary, convenient or desirable by it to conduct the business of the Partnership (without any vote or consent of any Limited Partner, except as expressly provided herein), including:
(a)    the making of any expenditures, the guaranteeing of liabilities and the incurring of any obligations not otherwise prohibited by Section 6.3 it deems necessary for the conduct of the activities of the Partnership;

(b)    the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership and the merger or other combination of the Partnership with or into another entity;
(c)    the use of the assets of the Partnership (including cash on hand) for any Partnership purpose and on any terms it sees fit, including the financing of the conduct of the operations of the Partnership, the repayment of obligations of the Partnership, and the investing of funds in the operations of the Partnership and its Subsidiaries;
(d)     the negotiation and execution of any terms deemed desirable in its sole discretion and the performance of any contracts, conveyances or other instruments that it considers useful or necessary for the conduct of the operations of the Partnership or the implementation of its powers under this Agreement;
(e)    the setting of reserves or the making of distributions of cash or property under Article IV;
(f)    the selection and dismissal of employees of the Partnership or outside attorneys, accountants, consultants, agents and contractors and the determination of their compensation and other terms of employment or hiring;
(g)    the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary;
(h)    the formation of, or acquisition of an interest in, and the contribution of property to, any Subsidiary;
(i)    the control of any matters affecting the rights and obligations of the Partnership, including the conduct of litigation and the incurring of legal expense and the settlement (or the consent to judgment) of claims and litigation;
(j)    the creation, sale or issuance of additional Interests (represented by Units or newly issued units) to any Limited Partners or Additional Limited Partners (including Non-Employee Directors) or the acceptance of additional Capital Contributions, in each case at such times and on such terms as it deems to be in the best interests of the Partnership (including amending this Agreement to give effect to same);
(k)    the amending of this Agreement to reflect the addition of Additional Limited Partners or the reduction of Capital Accounts upon the return of capital to the Partners;
(l)    the redemption or repurchase of Units;
(m)    the incurrence of indebtedness for borrowed money or other debt;
(n)    the lending of money, the guaranteeing of or other contracting for indebtedness and other liabilities, the bringing and defending of actions at law or in equity and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;
(o)    the determination of the appropriate accounting method or methods to be used by the Partnership;
(p)    the commencement of any case, proceeding or action under any laws relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to the Partnership or adjudicating the Partnership bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to the Partnership’s debts, or the cooperation with any involuntary action or proceeding seeking the same with respect to the Partnership;
(q)    implementing a Solvent Reorganization, including amending this Agreement to give effect to same; and
(r)    to cause any of the foregoing actions with respect to the Subsidiaries.
6.1.2    No Limited Partner, in such capacity, shall execute any documents for the Partnership or transact any business on its account or its behalf.

6.2
Reliance by Third Parties. Notwithstanding any other provision of this Agreement to the contrary, any Person dealing with the Partnership shall be entitled to rely exclusively on the representations of the General Partner as to its power and authority to enter into arrangements and shall be entitled to deal with the General Partner as if it were the sole party in interest therein, both legally and beneficially. In no event shall any Person dealing with the General Partner or the General Partner’s representative with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the General Partner or the General Partner’s representative; and every contract, agreement, instrument or document executed by the General Partner or the General Partner’s representative with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that: (a) at the time of the execution and/or delivery thereof this Agreement was in full force and effect, (b) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership and (c) the General Partner or the General Partner’s representative was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership. The provisions of this Section 6.2 shall not extend to any member of the Apollo Group or any Affiliate of a member of the Apollo Group (excluding any such Affiliate that is either an Apollo portfolio company or is not engaged in the investment of capital).

6.3	Restrictions on Authority of General Partner.

6.3.1    Without the consent of all of the Partners, the General Partner shall not have the authority to:
(a)    amend this Agreement in violation of Section 14.2;
(b)    possess Partnership property for other than a Partnership purpose;
(c)    admit a Person as a General Partner, except as provided in this Agreement;
(d)    take any action, or fail to take any action in violation of the terms of this Agreement; or
(e)    knowingly perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction.

6.4	Duties and Obligations of General Partner.
6.4.1    The General Partner shall take any and all actions which may be necessary, appropriate or advisable for the continuation of the Partnership’s existence as a limited partnership under the laws of the State of Delaware (and under the laws of each other jurisdiction in which such existence is necessary to protect the limited liability of the Limited Partners or to enable the Partnership to conduct the business in which it is engaged) and activities related thereto.
6.4.2    The General Partner shall devote to the Partnership such time as may be necessary for the proper performance of its duties hereunder, but the officers and directors of the General Partner shall not be required to devote their full time to the performance of such duties.
6.4.3    The General Partner shall not participate in or consent to the purchase, sale, exchange or other trading of Interests in a manner that may reasonably be expected to result in the classification of the Partnership as a “publicly traded partnership” within the meaning of Code Section 7704(b).
6.4.4    The General Partner shall take such action as may be necessary or appropriate in order to form or qualify the Partnership under the laws of any jurisdiction in which the Partnership does business or in which such formation or qualification is necessary in order to protect the limited liability of the Limited Partners or in order to continue in effect such formation or qualification. The General Partner shall file or cause to be filed for recordation in the office of the appropriate authorities of the State of Delaware, and in each other jurisdiction in which the Partnership is formed or qualified, such certificates (including, without limitation, limited partnership and fictitious name certificates) and other documents as are required by the statutes, rules or regulations of such jurisdictions.

6.5	Liability of General Partner; Indemnification.
6.5.1    Exculpation. To the fullest extent permitted by law, neither the General

Partner nor its Affiliates, nor the officers, directors, employees, partners, stockholders, members or agents of any of the foregoing, shall be liable to the Partnership or to any Partner for any losses sustained or liabilities incurred as a result of any act or omission taken or suffered by the General Partner or any such other Person if (i) the act or failure to act of the General Partner or such other Person was in good faith and in a manner it believed to be in, or not contrary to, the best interests of the Partnership, and (ii) the conduct of the General Partner or such other Person did not constitute (a) any act or omission resulting in a criminal conviction therefor, (b) fraud, (c) willful misconduct or (d) gross negligence. The termination of an action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere or its equivalent shall not, in and of itself, create a presumption or otherwise constitute evidence that the General Partner or such other Person is not entitled to exculpation hereunder.
6.5.2    Actions of Other Partners or Agents. The General Partner, in its capacity as General Partner of the Partnership, shall not be liable to the Partnership or any other Partner for any action taken by any other Partner, nor shall the General Partner (in the absence of fraud, willful misconduct, gross negligence or any act or omission resulting in a criminal conviction therefor) be liable to the Partnership or any other Partner for any action of any agent of the Partnership which has been selected in good faith by the General Partner with reasonable care.
6.5.3    Indemnification. The Partnership shall indemnify and hold harmless the General Partner and its Affiliates, the Limited Partners and all officers, directors, employees, partners, stockholders, members and agents of any of the foregoing (each, an “Indemnitee”), to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, expenses (including costs of investigation and attorneys’ fees and disbursements), judgments, fines, settlements and other amounts, of any nature whatever, known or unknown, liquidated or unliquidated arising out of, resulting from or relating or incidental to any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative (collectively, “Actions”), in which the Indemnitee may be involved or threatened to be involved, as a party or otherwise, relating to the performance or nonperformance of any act concerning the activities of the Partnership or the performance by such Indemnitee of any of the General Partner’s responsibilities hereunder, unless the Indemnitee’s conduct constituted fraud, willful misconduct, gross negligence or any act or omission resulting in a criminal conviction therefor. The termination of an action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere or its equivalent shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee is not entitled to indemnification hereunder; provided that a final, non-appealable judgment or order adverse to the Indemnitee expressly covering the indemnification exceptions set forth above may constitute evidence that the Indemnitee is not so entitled to indemnification.
6.5.4    Advancement of Expenses. Expenses incurred by an Indemnitee in defending any Action subject to this Section 6.5 shall be advanced by the Partnership prior to any judgment or settlement of such Action (but not during any appeal therefrom) entered by any court of competent jurisdiction, which includes a finding that such Indemnitee’s conduct constituted fraud, willful misconduct, gross negligence or any act or omission resulting in a criminal conviction therefor, but only if the Partnership has received a written commitment by or on behalf of the Indemnitee to repay such advances to the extent that, and at such time as, it has been determined by a final, non-appealable judgment or settlement entered by any court of competent jurisdiction that the act or failure to act of the Indemnitee was not in good the indemnitee was not entitled to indemnification under Section 6.5.3. Notwithstanding the foregoing, no expenses shall be advanced if a court of competent jurisdiction determines that any indemnification or advance of expenses is unlawful.
6.5.5    Indemnitee Obligations. Each Indemnitee shall use commercially reasonable efforts to pursue any insurance, contribution or indemnity claims it may have against third parties with respect to the expenses incurred in defending any Action subject to this Section 6.5; provided that no such claims, nor any efforts or obligation hereunder, shall delay the availability of the advances provided in this Section 6.5.5. Each Indemnitee, other than the General Partner, shall obtain the written consent of the General Partner prior to entering into any compromise or settlement which would result in an obligation of the Partnership to indemnify such Indemnitee.
6.5.6    No Third-Party Beneficiaries. The provisions of this Section 6.5 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Person.
6.5.7    Good Faith Reliance. The General Partner and its Affiliates shall at all times act in a manner that is consistent with its implied contractual covenant of good faith and fair dealing. So long as the General Partner and its Affiliates act in a manner consistent with the implied contractual covenant of good faith and fair dealing and with the express provisions of this Agreement, the General Partner and its Affiliates shall not be in breach of any duties (including, without limitation, fiduciary duties) in respect of the Partnership and/or any Limited Partner otherwise applicable at law or in equity. The provisions of this Agreement, to the extent that they expand, restrict or eliminate the duties and liabilities of the General Partner and its Affiliates otherwise existing at law or in equity, are agreed by the Partners to replace fully and completely such other duties and liabilities of the General Partner and its Affiliates.

6.6
Competitive Opportunity. Subject to the last sentence of this Section 6.6, nothing in this Agreement shall restrict or prohibit (i) any of the Partners that are not Management Limited Partners, (ii) any Non-Employee Directors or (iii) any of Affiliate of a Person described in clause (i) or (ii), from having business interests and engaging in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership or any of its Subsidiaries. None of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any single Partner or any of such single Partner’s Affiliates. None of the General Partner, as such, the Partners that are not Management Limited Partners and the Non-Employee Directors and none of their respective Affiliates shall be obligated to refer investment opportunities to the Partnership, and none of them shall be restricted in any investments it may make, regardless of whether such investment opportunity or investment may be deemed to be a business venture or prospective business venture in which the Partnership could have an interest or expectancy, (a “Competitive Opportunity”). Each of the General Partner, as such, the Partners that are not Management Limited Partners, the Non-Employee Directors and their respective Affiliates shall have the right to take any investment opportunity for its own account (as a Partner or fiduciary), and to recommend, assign or otherwise transfer any investment opportunity to, or deal in any investment opportunity with, any other Person, regardless of whether such investment opportunity may be deemed to be a Competitive Opportunity. None of the General Partner, as such, the Partners that are not Management Limited Partners and none of their respective Affiliates shall be obligated to do or perform any act or thing in connection with the business of the Partnership not expressly set forth in this Agreement. Nothing in this Section 6.6 shall eliminate, limit or change the fiduciary duties of the General Partner under applicable law.
6.7    Voting of Subsidiary Stock. Notwithstanding anything in this Agreement to the contrary, so long as Andrew Puzder shall serve as the Chief Executive Officer of the Company, the Partnership shall (i) use commercially reasonable efforts to have Andrew Puzder nominated to serve as a director of Parent and the Company and (ii) vote all shares of capital stock of Parent and the Company owned by the Partnership, and to cause to be voted all shares of capital stock of Parent and the Company owned by any Subsidiary of the Partnership, to elect Andrew Puzder as a director of Parent and the Company. References to “Parent” and “Company” in this Section 6.7 shall also include their respective successors.
ARTICLE VII
ADMISSION OF SUCCESSOR AND ADDITIONAL GENERAL PARTNERS; WITHDRAWAL OF GENERAL PARTNER

7.1	Admission of Successor or Additional General Partners.
7.1.1    The General Partner may at any time designate one or more Persons to be its successor or to be an additional General Partner, in each case with such participation in the General Partner’s Interest as it and such successors or additional General Partners may agree upon; provided that the Interests of the other Partners shall not be affected thereby.
7.1.2    Except in connection with a Transfer to a successor or additional General Partner pursuant to Section 7.1.1 of this Agreement, the General Partner shall not have any right to retire or withdraw voluntarily from the Partnership, or to sell, transfer or assign its Interest, except that it may cause to be admitted to the Partnership as an additional General Partner or Partners, or substitute in its stead as the General Partner, any entity which has, by merger, consolidation or otherwise, acquired substantially all of its assets or stock and continued its business; provided that the Interests of the other Partners shall not be affected thereby.
7.1.3    By execution of this Agreement, each of the Limited Partners hereby consents to the admission of any Person as a successor or additional General Partner pursuant to

Sections 7.1.1 and 7.1.2 of this Agreement. In each such case, such admission shall, without any further consent or approval of the Limited Partners, be deemed to be an act of all the Limited Partners.
7.1.4    Any voluntary withdrawal by the General Partner from the Partnership, or any Transfer by the General Partner of its Interest, shall be effective only upon the admission in accordance with Section 7.1.1 or 7.1.2 of this Agreement of a successor or additional General Partner, as the case may be.

7.2
Liability of a Withdrawn General Partner. Any General Partner who, for any reason, voluntarily or involuntarily withdraws from the Partnership, or Transfers its Interest, shall be and remain liable for all obligations and liabilities incurred by it as a General Partner prior to the time that such Transfer becomes effective as provided in Section 7.1 of this Agreement, but it shall be free of any obligation or liability as a General Partner incurred on account of the activities of the Partnership from and after the time that such Transfer becomes effective.

ARTICLE VIII
TRANSFERS OF LIMITED PARTNERS’ INTERESTS

8.1	Restrictions on Transfers of Interests.
8.1.1    No Management Limited Partner may directly or indirectly, sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of any economic, voting or other rights in or to (collectively, “Transfer”) any Units except pursuant to (i) Sections 3.8, 8.2, 8.3, 9.1 and 9.2 hereof or (ii) a Transfer to a Manager Permitted Transferee (each a “Permitted Transfer”).
8.1.2    No Transfer by any Management Limited Partner may be made pursuant to this Article VIII or Article IX unless (i) the Transfer complies in all respects with the applicable provisions of this Agreement, (ii) the Transfer complies in all respects with applicable federal and state securities laws, including the 1933 Act and (iii) the Transfer is made in compliance with all applicable Partnership policies and restrictions (including any trading “window periods” or other policies regulating insider trading).
8.1.3    No Transfer by any Management Limited Partner to a Manager Permitted Transferee may be made pursuant to this Article VIII unless and until (i) the transferee has agreed in writing to be bound by the terms and conditions of this Agreement (as a Management Limited Partner) and (ii) if requested by the General Partner, such Management Limited Partner has first delivered to the Partnership an opinion of counsel (reasonably acceptable in form and substance to the Partnership) that neither registration nor qualification under the 1933 Act and applicable state securities laws is required in connection with such Transfer.
8.1.4    This Section 8.1 shall apply with respect to all Units held at any time by any

Management Limited Partner, regardless of the manner in which such Management Limited Partner initially acquired such Unit.

8.2	Call Option.
8.2.1    Without limitation of Section 3.8, in the event of any Termination of Services, the Partnership shall have the right but not the obligation to purchase (the “Call Right”) from such Management Limited Partner whose Services terminated from time to time until the Repurchase Deadline, and such Management Limited Partner shall be required to sell to the Partnership, any or all of such Vested Units then held by such Management Limited Partner at a price per Unit equal to the applicable purchase price determined pursuant to Section 8.2.3; provided, however, that if such Termination of Services was by the Partnership or any of its Subsidiaries for Cause or by the Management Limited Partner without Good Reason, then such right shall also apply to any or all Class A Units then held by such Management Limited Partner. Any Units purchased by the Partnership shall be canceled. If the Partnership elects to exercise its rights under this Section 8.2.1, it shall provide written notice (the “Notice”) either (a) to a Management Limited Partner who is not a Substantial Management Limited Partner prior to the end of the twelfth month immediately following such Termination of Services or (b) to a Management Limited Partner who is a Substantial Management Limited Partner prior to the forty-fifth day preceding the end of the twelfth month immediately following such Termination of Services (in each case, the “Notice Deadline”), of such election of the Call Right by the Partnership (which Notice shall include the purchase price to be paid for such Units as determined by the General Partner in accordance with Section 8.2.3), and the Management Limited Partner will be obligated to sell to the Partnership the number of Units elected to be purchased by the Partnership. Any such purchase must be completed on or before the Repurchase Deadline. All rights under this Section 8.2 shall expire upon the occurrence of a Qualified IPO.
8.2.2    In the event that the Partnership elects not to exercise its Call Right in full, the Partnership shall provide written notice to the Apollo Group on or at any time prior to the Notice Deadline of (i) its decision not to purchase some or all of such Units and (ii) the number of such Management Limited Partner’s Eligible Units which the Partnership will not purchase, and the Apollo Group shall have the right but not the obligation to purchase and such Management Limited Partner shall be required to sell to the Apollo Group, any or all of such Class A Units and Vested Units subject to the Call Right that the Partnership has not elected to purchase under this Section 8.2 (the “Eligible Units”) then held by such Management Limited Partner at a price per Unit equal to the applicable purchase price determined pursuant to Section 8.2.3. The Apollo Group’s rights to provide an Election Notice shall terminate on the Notice Deadline. Upon receipt of the Apollo Group’s notice to exercise its rights under this Section 8.2.2 prior to the termination of such right in accordance with this Section 8.2.2, the Partnership will notify (the “Election Notice”) the Management Limited Partner of any election of the Call Right by the Apollo Group (which Election Notice shall include the purchase price to be paid for such Units as determined by the General Partner in accordance with Section 8.2.3), and the Management Limited Partner will be obligated to sell to the Apollo Group the number of Eligible Units elected to be purchased by the Apollo Group. Any such purchase must be completed on or before the

Repurchase Deadline.
8.2.3    In the event of a purchase by the Partnership pursuant to Section 8.2.1 and/or the Apollo Group pursuant to Section 8.2.2 (each a “Units Buyer”), the purchase price shall be a price per Unit equal to the amount the holder of such Unit would be entitled to receive for such Units if all of the Partnership’s assets were sold for their Fair Market Value on the date of such Termination of Services and the proceeds of such sale were distributed to the Partners in accordance with Section 4.1.1 as determined by the General Partner in good faith; provided that, for purposes of this Section 8.2.3, if the affected Management Limited Partner holds Class B Units and Class C Units representing at least 0.75% of the total number of Units then outstanding (including the Units being purchased pursuant to this Section 8.2.3) (a “Substantial Management Limited Partner”) and such Management Limited Partner disagrees with the General Partner’s determination of the Fair Market Value of such assets, such Management Limited Partner may within 30 days of delivery of the Notice (or, if no Notice is delivered, the Election Notice) require the Partnership to retain an independent certified appraiser, investment banker or similar valuation specialist (“Independent Appraiser”) as mutually agreed upon by the General Partner and such Management Limited Partner to determine the Fair Market Value of such assets (a “Valuation”) (which determination by the Independent Appraiser shall be final and binding on the parties), the cost of which will be borne by the Partnership unless the Fair Market Value of the assets as determined by the Independent Appraiser is 110% or less of the Fair Market Value of such assets as determined by the General Partner, in which case, the Management Limited Partner shall bear the cost of such appraisal. If the Fair Market Value of such assets as determined by the Independent Appraiser is more than 110% of the Fair Market Value of such assets as determined by the General Partner, the General Partner may elect to rescind its exercise of the Call Right with respect to such Units.
8.2.4    The Units Buyer may pay the purchase price for such Units by delivery of funds deposited into an account designated by the Management Limited Partner, a bank cashier’s check, a certified check or a company check of the Units Buyer for the purchase price; provided that if the Units Buyer is the Partnership and has the right to purchase such Units during the period following an Initial Public Offering or Subsidiary IPO, the Partnership shall have the right (but not the obligation) to pay for up to fifty percent (50%) of the purchase price for such Units through delivery of a number of shares of Issuer Common Stock determined by dividing (A) the portion of the aggregate purchase price of the Units being sold by such Management Limited Partner that is being paid in Issuer Common Stock by (B) the Public Share FMV as of the close of trading on the trading day immediately prior to the delivery thereof to the Management Limited Partner. Notwithstanding anything to the contrary in this Agreement, the Partnership may deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as necessary to comply with the Code, or any other provision of applicable law, with respect to the making of such payment.
8.2.5    In the event that following the exercise of the rights under this Section 8.2, the Partnership and/or the Apollo Group are unable to purchase any Units pursuant to this Section 8.2 prior to the Repurchase Deadline as a result of a Repurchase Issue for any of the reasons set forth in the definition of Repurchase Issue, the Partnership’s and the Apollo Group’s (as applicable) obligation to purchase such Units, and the applicable Management Limited Partner’s obligation to sell such Units, in each case pursuant to this Section 8.2, shall cease.

8.3	Redemption of Units.
8.3.1    In connection with any Change of Control transaction, the Partnership shall have the right to redeem, prior to such Change of Control transaction the Class B Units and Class C Units held by the Management Limited Partners in exchange for the consideration per Class B Unit or Class C Unit that the Partners would have been entitled to receive if all of the Partnership’s assets were sold for their Fair Market Value following such Change of Control transaction and the proceeds of such sale were distributed to the Partners in accordance with Section 4.1.1 as determined by the General Partner in good faith. At least ten (10) days prior to the consummation of any such redemption, the Partnership shall provide written notice of such redemption (the “Redemption Notice”). The Redemption Notice shall set forth in reasonable detail the terms and conditions of such redemption including, (i) the number of Class B Units and Class C Units that would be redeemed, (ii) the consideration to be paid for such Class B Units and Class C Units shall, at the General Partner’s election, be either cash, freely tradeable securities, the same type of consideration received by the Partnership in such Change of Control or some combination of the foregoing, (iii) all other material terms of the proposed redemption, and (iv) notice that the Partnership intends to redeem such Class B Units or Class C Units.
8.3.2    Immediately following the consummation of a Qualified IPO, the Partnership shall redeem or shall cause to have redeemed the Units held by the Management Limited Partners in exchange for a number of shares of Issuer Common Stock equal to (i) the consideration that such Management Limited Partner would have been entitled to receive if all of the Partnership’s assets were sold for their Fair Market Value immediately following such Qualified IPO and the proceeds of such sale were distributed to the Partners in accordance with Section 4.1.1 as determined by the General Partner in good faith divided by (ii) the IPO Price (such a redemption, an “QIPO Redemption”). Any shares of Issuer Common Stock issued in connection with a QIPO Redemption in exchange for Unvested Shares shall be subject to the same vesting requirements as set forth in this Agreement. Any shares of Issuer Common Stock issued to a Management Limited Partner in connection with a QIPO Redemption shall be subject to the same forfeiture requirements set forth in Section 3.8 of this Agreement.

8.4	Redemptions. For purposes of this Article VIII, distributions to a Partner in redemption (in whole or in part) of a Partner’s Units shall be treated as a distribution.
ARTICLE IX
DRAG-ALONG RIGHT AND TAG-ALONG RIGHT

9.1	Drag-Along Rights.
9.1.1    If, at any time prior to the earlier of a Qualified IPO or Change of Control,

the Apollo Group (collectively, the “Drag-Along Sellers”) proposes a sale of Units then held by them to any Independent Third Party (a “Drag-Along Transferee”) consisting of at least 4,358,450 Class A Units in a transaction or series of related transactions (including pursuant to a purchase of Units, tender offer, merger or other business combination transaction or otherwise) (a “Drag-Along Sale”), the Drag-Along Sellers may elect to require all other Partners (individually a “Dragged Seller” and collectively, the “Dragged Sellers”) to sell their Units in the Drag-Along Sale pursuant to this Section 9.1 (the “Drag-Along Right”). At least twenty (20) days prior to the consummation of any such Drag-Along Sale, the Drag-Along Sellers shall provide written notice of their intention to exercise the Drag-Along Right to the Dragged Sellers (the “Drag-Along Notice”). The Drag-Along Notice shall set forth in reasonable detail the terms and conditions of the Drag-Along Sale, including (i) the number of Units that would be Transferred by the Drag-Along Sellers, (ii) the price to be paid for each class of Unit that would be Transferred (calculated in accordance with Section 9.1.3), (iii) all other material terms of the proposed Drag-Along Sale, and (iv) notice that the Drag-Along Sellers are electing to exercise the Drag-Along Right.
9.1.2    In the event the Drag-Along Sellers elect to exercise the Drag-Along Right, each Dragged Seller shall participate in the Drag-Along Sale by selling a number of Units equal to the product obtained by multiplying (i) the number of Units (regardless of whether such Units are Vested Units or Unvested Units, but excluding any Units not subject to the Drag-Along Right pursuant to the final sentence of this Section 9.1.2) owned by such Dragged Seller on the date of the Drag-Along Sale by (ii) a fraction, the numerator of which is equal to the number of Units proposed to be sold by the Drag-Along Sellers and the denominator of which is the aggregate number of Units owned by the Drag-Along Sellers prior to such sale (the “Drag-Along Participation Percentage”). Notwithstanding the foregoing, the Management Limited Partners shall only sell in a Drag-Along Sale Vested Units and if a Management Limited Partner owns fewer Vested Units than its Drag-Along Participation Percentage, then the number of Units to be sold by such Management Limited Partner in such Drag-Along Sale shall be reduced to the number of Vested Units owned by such Management Limited Partner. Notwithstanding any other provision of this Section 9.1, in no event shall any Class B Units or Class C Units be subject to the Drag-Along Right unless (x) the value to be provided to a Class B Unit or Class C Unit in the Drag-Along Sale is equal to the value to be provided to a Class A Unit in the Drag-Along Sale, (y) the Drag-Along Sellers are selling all of their Units in the Partnership in the Drag-Along Sale or (z) the Drag-Along Sellers are selling their Units in a transaction that constitutes a Change of Control.
9.1.3    The price to be paid to each Dragged Seller for each Unit in a Drag-Along Sale shall equal the consideration for such Unit that such Dragged Seller would have been entitled to receive if all of the Partnership’s assets were sold for their Fair Market Value immediately prior to such Drag-Along Sale and the proceeds of such sale were distributed to the Partners in accordance with Section 4.1.1 as determined by the General Partner in good faith.
9.1.4    The Transfer of Units to the Drag-Along Transferee by the Drag-Along Sellers and the Dragged Seller pursuant to this Section 9.1 shall be consummated simultaneously. The delivery by each selling Partner of a limited partnership interest power or such other instrument of Transfer reasonably acceptable to the Drag-Along Transferee shall be made at the time such Drag-Along Sale is consummated against payment of the purchase price for such Units. To the extent that the Partners (or any successors thereto) are to provide any indemnification or otherwise assume any other post-closing liabilities in connection with any Drag-Along Sale, the Drag-Along Sellers and all other Partners selling Units in a transaction under this Section 9.1 shall do so on a pro rata basis in an amount not to exceed the proceeds received by them individually in such Drag-Along Sale. Any such indemnification and/or assumption of liabilities shall be several and not joint and several in nature with respect to a Dragged Seller. Furthermore, each selling Partner shall be required to give customary representations and warranties, including title to Interests conveyed, legal authority, and non-contravention of other agreements to which it is a party. Each selling Partner shall be required to enter into any instrument, undertaking or obligation necessary or reasonably requested and deliver all documents necessary or reasonably requested in connection with such Drag-Along Sale (as specified in the Drag-Along Notice) in connection with this Section 9.1.
9.1.5    If, at any time prior to the earlier of a Qualified IPO and Change of Control, the Apollo Group proposes a sale of any of the equity of a Parent Issuer then held by the Apollo Group to any Independent Third Party in a transaction or series of related transactions (including, without limitation, pursuant to a purchase of Units, tender offer, merger or other business combination transaction or otherwise) that would otherwise qualify as a Drag-Along Sale were the transaction a sale of Units, the General Partner may elect to require all other Partners to sell their Units in the Drag-Along Sale pursuant to this Section 9.1 in an equivalent amount and at an equivalent price as if the Drag-Along Sellers proposed to sell the number of Units that indirectly correspond to the equity of the Parent Issuer so proposed to be sold and the Drag-Along Sellers had elected its Drag-Along Right pursuant to this Section 9.1.

9.2	Tag-Along Rights.
9.2.1    Subject to Section 9.2.5, if, at any time prior to the earlier of a Qualified IPO and a Change of Control (in each case other than in connection with a Initial Public Offering or Qualified IPO), all or any of the Apollo Group (the “Tag-Along Sellers”) propose to Transfer Units held by them to any Independent Third Party (a “Tag-Along Transferee”) constituting at least 4,358,450 Class A Units in a transaction or series of related transactions (including, without limitation, pursuant to a purchase of Units, tender offer, merger or other business combination transaction or otherwise), then, unless the Tag-Along Sellers previously elected to exercise the Drag-Along Right pursuant to Section 9.1, each other Partner (a “Tagging Partner”) shall have the right to participate in such Transfer (a “Tag-Along Sale”) pursuant to this Section 9.2 (the “Tag-Along Right”). At least twenty (20) days prior to the consummation of any such Tag-Along Sale, the transferring Tag-Along Sellers shall provide written notice of their intention to Transfer their Units to the other Partners (the “Tag-Along Notice”). The Tag-Along Notice shall set forth in reasonable detail the terms and conditions of the Tag-Along Sale, including, without limitation, (i) the aggregate number of Units that would be Transferred (or if greater, the aggregate number of Units which the Tag-Along Transferee would be willing to purchase), (ii) the price to be paid for such Units, and (iii) all other material terms of the proposed Tag-Along Sale.
9.2.2    If any Tagging Partner elects to exercise the Tag-Along Right, each such Tagging Partner shall provide written notice of such election (including the number of Units proposed to be Transferred in the Tag Along Sale) to the transferring Tag-Along Sellers within ten (10) days of receipt of the Tag-Along Notice (the “Tag-Along Election Period”). Should any Tagging Partner fail to provide such written notice to the transferring Tag-Along Sellers by the end of the Tag-Along Election Period, then none of such Tagging Partner’s Units will be included in the Tag-Along Sale and such Tagging Partner’s Tag-Along Right with respect to such Tag-Along Sale shall terminate automatically. In the event the Tag-Along Transferee is not willing to purchase all of the Units that the Partners propose to Transfer in the Tag-Along Sale, then (a) each exercising Partner (other than the Tag-Along Sellers) shall have the right to Transfer in the Tag-Along Sale a number of Units equal to the product obtained by multiplying (i) the number of Units proposed to be purchased by or Transferred to the Tag-Along Transferee by (ii) a fraction, the numerator of which is equal to the number of Units owned by the exercising Partner and the denominator of which is the aggregate number of Units owned by Partners (including the Tag-Along Sellers) who propose to Transfer in the Tag-Along Sale and (b) the Tag-Along Sellers shall have the right to Transfer in the Tag-Along Sale all additional Units that the Tag-Along Transferee is willing to purchase. The only Class B Units or Class C Units that the Management Limited Partners shall be entitled to sell in a Tag-Along Sale are Vested Units.
9.2.3    The price to be paid for each Unit in a Tag-Along Sale shall equal the consideration for such Unit that such Partner would have been entitled to receive if all of the Partnership’s assets were sold for their Fair Market Value immediately prior to such Tag-Along Sale and the proceeds of such sale were distributed to the Partners in accordance with Section 4.1.1 as determined by the General Partner in good faith.
9.2.4    The Tag-Along Sale of Units collectively by the transferring Partners to the Tag-Along Transferee pursuant to this Section 9.2 shall be consummated simultaneously. The delivery by the transferring Partners of a limited partnership interest power or such other instrument of Transfer reasonably acceptable to the Tag-Along Transferee shall be made at the time such Tag-Along Sale is consummated against payment of the purchase price for such Interests to the selling Partners. The consummation of such proposed Tag-Along Sale shall occur in the sole discretion of the selling Tag-Along Sellers, who shall have no liability or obligation whatsoever to any other Partner participating therein. To the extent that the transferring Partners are to provide any indemnification or otherwise assume any other post-closing liabilities in connection with a Tag-Along Sale pursuant to this Section 9.2, the selling Partners shall do so on a pro rata basis in an amount not to exceed the proceeds received by them in such Tag-Along Sale. Any such indemnification and/or assumption of liabilities shall be several and not joint and several in nature with respect to a Tagging Partner. Furthermore, each transferring Partner shall be required to give customary representations and warranties to the Tag-Along Transferee, including, without limitation, title to Interests conveyed, legal authority, and non-contravention of other agreements to which it is a party. Each selling Partner shall be required to enter into any instrument, undertaking or obligation necessary or reasonably requested and deliver all documents necessary or reasonably requested in connection with such Tag-Along Sale in connection with this Section 9.2.
9.2.5    If, at any time prior to the earlier of a Qualified IPO and Change of Control, the Apollo Group proposes a Transfer for value to any Independent Third Party in a transaction or series of related transactions of any equity in a Parent Issuer then held by the Apollo Group and none of the Tag-Along Sellers previously elected to exercise the Drag-Along Right pursuant to Section 9.1.5 or no such Drag-Along Right was available, then each Tagging Partner shall have the right to participate in such Transfer for value with respect to its Units in an equivalent amount and at an equivalent price as if the Tag-Along Sellers proposed to Transfer the number of Units that indirectly correspond to the equity of the Parent Issuer so proposed to be Transferred and such other Partner had elected to participate in such Transfer for value pursuant to this Section 9.2.
9.2.6    Notwithstanding any provisions of this Section 9.2, during the first twelve (12) months of this Agreement, (i) the Apollo Group may Transfer up to an aggregate maximum of 14,528,166 Class A Units (in addition to any Class A Units Transferred pursuant to Section 9.2.6(ii)) without complying with any provisions of this Section 9.2 and (ii) the Apollo Group may Transfer Class A Units to employees of Parent and its Subsidiaries without complying with any provisions of this Section 9.2.
ARTICLE X
DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP

10.1	Events Causing Dissolution. The Partnership shall dissolve upon the happening of any of the following events:
10.1.1    The sale or other disposition of all of the property and assets of the Partnership;
10.1.2    The election by the General Partner to dissolve the Partnership;
10.1.3    Judicial dissolution; or
10.1.4    The removal of the General Partner or the occurrence of any other event that causes the General Partner to cease to be a general partner of the Partnership; provided that the Partnership shall not be dissolved or required to be wound up in connection with any of the events specified in this Section 10.1.4 if a successor or additional General Partner has been admitted to the Partnership in accordance with Sections 7.1.1 or 7.1.2.

10.2
Effect of Dissolution. The dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until this Agreement has been cancelled and the assets of the Partnership shall have been distributed as provided in Section 10.4 of this Agreement. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, the business of the Partnership and the affairs of the Partners, as such, shall continue to be governed by this Agreement.

10.3
Capital Contribution upon Dissolution. Each Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership, its Capital Contribution thereto, its Capital Account and its share of Profits or Losses and shall have no recourse therefor (upon dissolution or otherwise) against the General Partner or any Limited Partner.

10.4	Liquidation.
10.4.1    Upon dissolution of the Partnership, the General Partner shall liquidate the assets of the Partnership and, after allocating all income, gain, loss and deductions resulting therefrom to the Partners pursuant to Article V of this Agreement, shall apply and distribute the proceeds thereof, as promptly as reasonably practicable, but, subject to Section 10.4.2, within ninety (90) days following such dissolution, as follows:
(a)    first, to the payment of the obligations of the Partnership to third parties, to the expenses of liquidation and to the setting up of any Reserves for contingencies which the General Partner may consider necessary or appropriate; and
(b)    thereafter, to the Partners in accordance with Section 4.1.1.
10.4.2    Notwithstanding Section 10.4.1 of this Agreement, in the event that the General Partner determines that an immediate sale of all or any portion of the Partnership’s assets would cause undue loss to the Partners, the General Partner, in order to avoid such loss, may, after giving notice to all of the Limited Partners, to the extent not then prohibited by the Act, either defer liquidation of and withhold from distributions for a reasonable time, any assets of the Partnership except those necessary to satisfy the Partnership’s debts and obligations, or distribute the assets to the Partners in kind.
10.4.3    The General Partner shall cause the cancellation of this Agreement following the liquidation and distribution of all of the Partnership’s assets.
ARTICLE XI
BOOKS AND RECORDS, ACCOUNTING,
INFORMATION RIGHTS, TAX ELECTIONS, ETC.

11.1	Books and Records.
11.1.1    The books and records of the Partnership shall be maintained at the principal office of the Partnership and shall be available for examination there by any Partner or its duly authorized representatives at any and all reasonable times. To the extent permitted by law, the General Partner shall permit Limited Partners and their assignees to inspect and copy such books and records at the Partnership’s expense. The Partnership shall maintain such books and records and provide such financial or other statements as the General Partner in its sole discretion deems advisable, subject to the requirements of this Agreement.
11.1.2    The Accountants shall review all annual financial statements of the

Partnership, which statements shall be prepared in accordance with generally accepted accounting principles, and shall review or prepare for execution by the General Partner all tax returns of the Partnership.

11.2
Accounting and Fiscal Year. Subject to Code Section 448, the books of the Partnership shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the General Partner. The fiscal year of the Partnership shall end on December 31 of each year or on such other date permitted under the Code as the General Partner shall determine.

11.3
Designation of Tax Matters Partner. The General Partner is hereby designated as the “Tax Matters Partner” of the Partnership under Code Section 6231(a)(7) to manage administrative tax proceedings conducted at the Partnership level by the Internal Revenue Service with respect to Partnership matters. Any Partner or assignee may participate in such administrative proceedings relating to the determination of Partnership items at the Partnership level, to the extent permitted by the Code. Expenses of such administrative proceedings undertaken by the Tax Matters Partner shall be paid from Partnership assets. Each Limited Partner or assignee that elects to participate in such proceedings shall be responsible for its own expenses incurred in connection with such participation. The cost of any adjustments to a Limited Partner or assignee, and the cost of any resulting audits or adjustments of a Limited Partner’s or assignee’s tax return, will be borne solely by the affected Limited Partner or assignee.

ARTICLE XII
CERTAIN RIGHTS AND AGREEMENTS OF THE PARTNERS

12.1    Registration Rights.
12.1.1    In connection with an Initial Public Offering, the Partnership shall cause the IPO Entity to grant to (a) the Apollo Group piggyback registration rights on such Initial Public Offering and (b) if any member of the Apollo Group is selling Units (or their equivalent in such Initial Public Offering, the Management Limited Partners customary piggyback registration rights on such Initial Public Offering, which rights shall provide that, subject to the underwriter cut-back provisions described below, each Management Limited Partner shall be entitled to register in such Initial Public Offering a number of Units (or their equivalent) up to but not greater than (i) the number of Class A Units and Vested Units (or their equivalent) then held by such Management Limited Partner multiplied by (ii) a fraction, the numerator of which is the number of Units (or their equivalent) held by the Apollo Group that are being registered in such Initial Public Offering and the denominator of which is the total number of Units (or their equivalent) then held by the Apollo Group. The Management Limited Partners hereby agree to enter into such “lock-up” agreements as may be reasonably requested by the underwriters of an Initial Public Offering. Any registration rights granted to the Management Limited Partners under this Section 12.1.1 shall be subject to any reduction of the Management Limited Partners’ participation in such Initial Public Offering as may be reasonably requested by the underwriters of such Initial Public Offering (including any such reduction that is non-pro rata among either the Partners or the Management Limited Partners; provided that neither the General Partner nor its Affiliates shall take any action the primary purpose of which is to result in a non-pro rata reduction).
12.1.2    In connection with a Qualified IPO, the Partnership shall cause the IPO Entity to grant to (i) the Apollo Group customary demand and piggyback registration rights (including piggyback registration rights on the Qualified IPO) and (ii) the Management Limited Partners customary piggyback registration rights (including piggyback registration rights on the Qualified IPO), which rights shall provide that, subject to the underwriter cut-back provisions described below, each Management Limited Partner shall be entitled to register in such Qualified IPO a number of Units (or their equivalent) up to but not greater than (i) the number of Class A Units and Vested Units (or their equivalent) then held by such Management Limited Partner multiplied by (ii) a fraction, the numerator of which is the number of Units (or their equivalent) held by the Apollo Group that are being registered in such Qualified IPO and the denominator of which is the total number of Units (or their equivalent) then held by the Apollo Group. The Management Limited Partners hereby agree to enter into such “lock-up” agreements as may be reasonably requested by the underwriters of a Qualified IPO. Any registration rights granted to the Management Limited Partners under this Section 12.1.2 shall be subject to any reduction of the Management Limited Partners’ participation in such Qualified IPO as may be reasonably requested by the underwriters of such Qualified IPO (including any such reduction that is non-pro rata among either the Partners or the Management Limited Partners; provided that neither the General Partner nor its Affiliates shall take any action the primary purpose of which is to result in a non-pro rata reduction).
12.1.3    The Partners agree that, except as otherwise required by the underwriter, any underwriter cutbacks (other than in connection with the Initial Public Offering and the Qualified IPO) shall be (i) in the case of a registration initiated by the Apollo Group pursuant to the exercise of demand registration rights, first applied to reduce the number of shares requested to be included in such registration by the Management Limited Partners pro rata based on the total number of shares requested to be included by the Management Limited Partners before any shares requested to be included in such registration by the Apollo Group are reduced and (ii) in the case of any other registration, applied to reduce the number of shares requested to be included in such registration by the Management Limited Partners and the Apollo Group pro rata based on the total number of shares requested to be included by the Management Limited Partners and the Apollo Group.

12.2	Voting Agreement.
12.2.1    Each Management Limited Partner hereby revokes any and all prior proxies or powers of attorney in respect of any of such Management Limited Partner’s Units and constitutes and appoints Apollo Management VII, L.P., or any nominee of Apollo Management VII, L.P., with full power of substitution and resubstitution, at any time from the date hereof until the earliest of (such earliest date, the “Term”) (i) the termination of this Agreement pursuant to Section 1.6 hereof, (ii) the consummation of a Qualifying IPO or (iii) such time as the Apollo Group or a group (as such term is used in the 1934 Act) controlled by one or more members of the Apollo Group owns less than a majority of the outstanding Units of the Partnership, as its true and lawful attorney and proxy (its “Proxy”), and in its name, place and stead, to vote each of such Units (whether such shares are currently held or may be acquired in the future by such Management Limited Partner) as its Proxy, at every annual, special, adjourned or postponed meeting of the limited Partners of the Partnership, including the right to sign its name (as member) to any consent, certificate or other document relating to the Partnership that the laws of the state of Delaware may permit or require with respect to any matter referred to be voted on by the limited Partners of the Partnership; provided that the Proxy does not apply to any matter as to which holders of Class A Units, Class B Units or Class C Units, as the case may be, are entitled to vote as a class or with respect to any amendment or waiver of this Agreement. THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.
12.2.2    Except pursuant to the terms of this Agreement, during the Term and prior to an Initial Public Offering, no Management Limited Partner shall, without the prior written consent of Apollo Management VII, L.P., directly or indirectly, grant any proxies (other than pursuant to Section 12.2.1 above) or enter into any voting trust or other agreement or arrangement with respect to the voting of any Units held by such Management Limited Partner.
12.3    Restructuring Event. The Partnership may, at the discretion of the General Partner and in accordance with applicable U.S. state and federal law (including the 1933 Act and the 1934 Act and the rules promulgated thereunder), effect a reorganization, reclassification, conversion, merger, recapitalization or restructuring (each, a “Restructuring Event”) pursuant to which the Limited Partners would become limited partners or shareholders of a new partnership, limited liability company or corporation and cease to be Limited Partners of the Partnership or receive different securities of the Partnership. The units, shares or other equity interests provided to each Management Limited Partner pursuant to such Restructuring Event would provide each Management Limited Partner with substantially similar economic and other rights and privileges as such Management Limited Partner had as a Limited Partner of the Partnership prior to such Restructuring Event and which are consistent with the rights and preferences attendant to the Units held by the Management Limited Partners immediately prior to such Restructuring Event. It is contemplated that the Management Limited Partners, the company formed by such Restructuring Event and, in the discretion of the Apollo Group, the Apollo Group, would enter a partnership agreement, limited liability company agreement or management shareholders agreement, as the case may be, in conjunction with such Restructuring Event, containing provisions substantially similar to the provisions of this Agreement. The Management Limited Partners hereby agree to enter into any such Management Limited Partners agreement or management shareholders agreement.
ARTICLE XIII
INVESTMENT REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1	Investment Intention and Restrictions on Disposition. Each Management Limited Partner represents and warrants that such Management Limited Partner is acquiring the Units solely for such Management Limited Partner’s own account for investment and not with a view to resale in connection with, any distribution thereof. Each Management Limited Partner agrees that such Management Limited Partner will not, directly or indirectly, Transfer any of the Units (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any of the Units) or any interest therein or any rights relating thereto or offer to Transfer, except in compliance with the 1933 Act, all applicable state securities or “blue sky” laws and this Agreement, as the same shall be amended from time to time. Any attempt by a Management Limited Partner, directly or indirectly, to Transfer, or offer to Transfer, any Units or any interest therein or any rights relating thereto without complying with the provisions of this Agreement, shall be void and of no effect.

13.2
Securities Laws Matters. Each Management Limited Partner acknowledges receipt of advice from the Partnership that (a) the Units have not been registered under the 1933 Act or qualified under any state securities or “blue sky” laws, (b) it is not anticipated that there will be any public market for the Units, (c) the Units must be held indefinitely and such Management Limited Partner must continue to bear the economic risk of the investment in the Units unless the Units are subsequently registered under the 1933 Act and such state laws or an exemption from registration is available, (d) Rule 144 promulgated under the 1933 Act is not presently available with respect to sales of any securities of the Partnership and the Partnership has made no covenant to make Rule 144 available and Rule 144 is not anticipated to be available in the foreseeable future, (e) when and if the Units may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such Rule 144 and the provisions of this Agreement, (f) if the exemption afforded by Rule 144 is not available, public sale of the Units without registration will require the availability of an exemption under the 1933 Act, (g) restrictive legends shall be placed on any certificate representing the Units, and (h) a notation shall be made in the appropriate records of the Partnership indicating that the Units are subject to restrictions on transfer and, if the Partnership should in the future engage the services of a transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Units.

13.3
Ability to Bear Risk. Each Management Limited Partner represents and warrants that (i) such Management Limited Partner’s knowledge and experience in financial and business matters are such that such Management Limited Partner is capable of evaluating the merits and risks of the investment in the Units; (ii) such Management Limited Partner’s financial situation is such that such Management Limited Partner can afford to bear the economic risk of holding the Units for an indefinite period; and (iii) such Management Limited Partner can afford to suffer the complete loss of such Management Limited Partner’s investment in the Units.

13.4
Access to Information; Sophistication; Lack of Reliance. Each Management Limited Partner represents and warrants that (a) such Management Limited Partner is familiar with the business and financial condition, properties, operations and prospects of the Partnership and its Subsidiaries and that such Management Limited Partner has been granted the opportunity to ask questions of, and receive answers from, representatives of the Partnership concerning the Partnership and its Subsidiaries and the terms and conditions of the purchase of the Units and to obtain any additional information that such Management Limited Partner deems necessary, (b) such Management Limited Partner’s knowledge and experience in financial and business matters is such that such Management Limited Partner is capable of evaluating the merits and risk of the investment in the Units and (c) such Management Limited Partner has carefully reviewed the terms and provisions of this Agreement and has evaluated the restrictions and obligations contained therein. In furtherance of the foregoing, each Management Limited Partner represents and warrants that (i) no representation or warranty, express or implied, whether written or oral, as to the financial condition, results of operations, prospects, properties or business of the Partnership and its Subsidiaries or as to the desirability or value of an investment in the Partnership has been made to such Management Limited Partner by or on behalf of the Partnership, (ii) such Management Limited Partner has relied upon such Management Limited Partner’s own independent appraisal and investigation, and the advice of such Management Limited Partner’s own counsel, tax advisors and other advisors, regarding the risks of an investment in the Partnership and (iii) such Management Limited Partner will continue to bear sole responsibility for making its own independent evaluation and monitoring of the risks of its investment in the Partnership.

13.5
Accredited Investor; Exemption from Registration. Each Management Limited Partner represents and warrants that such Management Limited Partner is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the 1933 Act and, in connection with the execution of this Agreement, agrees to deliver such certificates to that effect as the General Partner may request; provided that, to the extent that any such Management Limited Partner does not qualify as an “accredited investor,” such Management Limited Partner acknowledges and agrees that the offering of the Units hereunder is intended to be exempt from registration under the 1933 Act, by virtue of Section 4(2) of the 1933 Act and/or the provisions of Regulation D and/or Rule 701 promulgated under the 1933 Act, or in reliance upon another specific exemption therefrom, which exemption may depend upon, among other things, the bona fide nature of the Management Limited Partner’s investment intent, status as an employee, director or bona fide consultant of or to the Partnership or a Subsidiary, and representations as expressed herein.

13.6	Additional Representations and Warranties.
Each Management Limited Partner represents and warrants that (a) such Management Limited Partner has duly executed and delivered this Agreement; (b) all actions required to be taken by or on behalf of such Management Limited Partner to authorize it to execute, deliver and perform its obligations under this Agreement have been taken and this Agreement constitutes such Management Limited Partner’s legal, valid and binding obligation, enforceable against such Management Limited Partner in accordance with the terms hereof; (c) the execution and delivery of this Agreement and the consummation by such Management Limited Partner of the transactions contemplated hereby in the manner contemplated hereby do not and will not conflict with, or result in a breach of any terms of, or constitute a default under, any agreement or instrument or any statute, law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority which is applicable to such Management Limited Partner or by which such Management Limited Partner or any material portion of its properties is bound; (d) no consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by such Management Limited Partner in connection with the execution and delivery of this Agreement or the performance of such Management Limited Partner’s obligations hereunder; (e) if such Management Limited Partner is an individual, such Management Limited Partner is a resident of the state set forth below such Management Limited Partner’s name on the signature page hereof; and (f) if such Management Limited Partner is not an individual, such Management Limited Partner’s principal place of business and mailing address is in the state or foreign jurisdiction set forth below the Management Limited Partner’s signature on the signature page.
ARTICLE XIV
OTHER PROVISIONS

14.1	Appointment of General Partner as Attorney‑in‑Fact.
14.1.1    Each Limited Partner, including, without limitation, each Additional Limited Partner, by its execution of this Agreement, irrevocably constitutes and appoints the General Partner as its true and lawful attorney‑in‑fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including:
(a)    All certificates and other instruments (including, without limitation, counterparts of this Agreement), and all amendments thereto, which the General Partner deems appropriate to form, qualify or continue the Partnership as a limited partnership (or a partnership in which the Limited Partners will have limited liability comparable to that provided in the Act), in the jurisdictions in which the Partnership may conduct business or in which such formation, qualification or continuation is, in the opinion of the General Partner, necessary or desirable to protect the limited liability of the Limited Partners.
(b)    All instruments which the General Partner deems appropriate to reflect a change or modification of the Partnership adopted in accordance with the terms of this Agreement.
(c)    All conveyances of property, and all other instruments, which the General Partner reasonably deems necessary in order to complete a dissolution and termination of the Partnership pursuant to this Agreement.
14.1.2    The appointment by all Limited Partners of the General Partner as

attorney‑in‑fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Partners under this Agreement will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing and other action by it on behalf of the Partnership, shall survive the bankruptcy, death, adjudication of incompetence or insanity, other incapacity or dissolution of any Person hereby giving such power, and the transfer or assignment of all or any portion of the Interests of such Person, and shall not be affected by the subsequent incapacity of the principal; provided that in the event of the assignment by a Limited Partner of all of its Interests, the foregoing power of attorney of the assignor Limited Partner shall survive such assignment only until such time as the assignee shall have been admitted to the Partnership and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

14.2	Amendments.
14.2.1    Each Additional Limited Partner, additional General Partner and successor General Partner shall become a signatory hereto by signing such number of counterpart signature pages to this Agreement, a power of attorney to the General Partner, and such other instruments, in such manner, as the General Partner shall determine. By so signing, each Additional Limited Partner, additional General Partner or successor General Partner, as the case may be, shall be deemed to have adopted and to have agreed to be bound by all of the provisions of this Agreement.
14.2.2    In addition to other amendments authorized herein or required by law, amendments may be made to this Agreement from time to time by the General Partner with the consent of the Limited Partners holding a majority of the outstanding Units; provided that an amendment which adversely affects one or more Partners in a manner that does not similarly affect all other Partners (other than through economic or voting dilution) shall also require the consent of such Partner (or if more than one Partner is similarly adversely affected, then consent by the Partners holding a majority of the outstanding Units held by such similarly adversely affected Partners shall be required).
14.2.3    In addition to other amendments authorized herein, amendments may be made to this Agreement from time to time by the General Partner, without the consent of any of the Limited Partners: (a) to delete or add any provision of this Agreement required to be so deleted or added by any federal or state official, which addition or deletion is deemed by such official to be for the benefit or protection of the Limited Partners; (b) to alter the interest or rights of any Partner in profits, losses or distributions hereunder to reflect the issuance of additional Interests in accordance with the terms of this Agreement; (c) to take such actions as may be necessary (if any) to insure that the Partnership will be treated as a partnership, and that each Limited Partner will be treated as a limited partner, for federal income tax purposes; provided that no amendment shall be adopted pursuant to this Section 14.2.3 unless the adoption thereof does not affect the limited liability of the Limited Partners or the status of the Partnership as a partnership for federal income tax purposes; (d) to amend this Agreement and take such other action as it determines in good faith is required or advisable to permit one or more Partners to avoid adverse income tax consequences as a result of the implementation of any legislation or regulations that impose greater taxes on investment services partnership interests (as such term is used in legislation currently being considered as of the date of this Agreement) or similar interests that are applicable to the Partnership; (e) to issue additional Units or new classes of units having rights and preferences different from the Units to Limited Partners or Additional Limited Partners; or (f) to implement a Solvent Reorganization or to otherwise implement any other matter specifically contemplated by this Agreement.
14.2.4    If this Agreement is amended as a result of adding or substituting a Limited Partner or increasing the investment of a Limited Partner, the amendment to this Agreement shall be sufficient when it is signed by the General Partner and by the Person to be substituted or added or who is increasing its investment in the Partnership, and, if a Limited Partner is to be substituted, by the assigning Limited Partner. If this Agreement is amended to reflect the designation of an additional General Partner, the amendment to this Agreement shall be sufficient when it is signed by the other General Partner or General Partners and by the additional General Partner. If this Agreement is amended to reflect the withdrawal of a General Partner and if the business of the Partnership is to be continued, the amendment to this Agreement shall be sufficient when it is signed by the withdrawing General Partner (and such General Partner hereby so agrees) and by the remaining or successor General Partner or General Partners.
14.2.5    In making any amendments, there shall be prepared and filed by the General Partner such documents and certificates as may be required under the Act and under the laws of any other jurisdiction applicable to the Partnership.

14.3
Right of Set‑Off. As security for any withholding tax or other liability or obligation to which the Partnership may be subject as a result of any act or status of any Limited Partner, or to which the Partnership may become subject with respect to the Interest of any Limited Partner, the Partnership shall have (and each Limited Partner hereby grants to the Partnership) a security interest in all amounts distributable to such Limited Partner to the extent of the amount of such withholding tax or other liability or obligation. The Partnership shall have a right of set‑off against such distributions in the amount of such withholding tax or other liability or obligation. Any amount withheld pursuant to the Code or any other provision of federal, state or local tax or other law with respect to any distribution to a Partner shall be treated as an amount distributed to such Partner for all purposes under this Agreement.

14.4
Binding Provisions. The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the heirs, executors, administrators, personal representatives, successors and permitted assigns of the respective parties hereto.

14.5	Applicable Law. This Agreement shall be construed and enforced in accordance with the Act and other laws of the State of Delaware.

14.6
Entire Agreement. This Agreement and any applicable subscription agreements constitute the entire agreement of the parties as to the subject matter hereof and supersede any and all prior agreements, understandings and negotiations relating to such subject matter.

14.7
Counterparts. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all of the parties have not signed the same counterpart. This Agreement may be executed by fax or electronic means.

14.8
Separability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation or effect of those portions of this Agreement which are valid.

14.9	Article and Section Titles. Article and Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

14.10
Disputes; Attorneys’ Fees. In the event that any dispute between the parties hereto should result in litigation or arbitration, (i) such dispute shall be brought in the courts of Wilmington, Delaware or in the United States District Court for the District of Delaware, or shall be conducted before an arbitrator in Wilmington, Delaware, as applicable, and (ii) the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. For the purposes of this Section 14.10: (a) attorneys’ fees shall include, without limitation, fees incurred in the following: (i) post-judgment motions, (ii) contempt proceedings, (iii) garnishment, levy, and debtor and third party examinations, (iv) discovery, and (v) bankruptcy litigation; and (b) “prevailing party” shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

14.11
Management Limited Partner’s Services. Nothing contained in this Agreement shall be deemed to obligate the Partnership or any Subsidiary to employ or retain any Management Limited Partner in any capacity whatsoever or to prohibit or restrict the Partnership (or any Subsidiary) from terminating the Services of the Management Limited Partner at any time or for any reason whatsoever, with or without Cause.

14.12
Spousal Consent. The spouses of the individual Management Limited Partners are fully aware of, understand and fully consent and agree to the provisions of this Agreement and its binding effect upon any community property interests or similar marital property interests in the Units they may now or hereafter own, and agree that the termination of their marital relationship with any Management Limited Partner for any reason shall not have the effect of removing any Unit otherwise subject to this Agreement from the coverage of this Agreement and that their awareness, understanding, consent and agreement are evidenced by their signing this Agreement. Furthermore, each individual Management Limited Partner agrees to cause his or her spouse (and any subsequent spouse) to execute and deliver, upon the request of the Partnership, a counterpart of this Agreement, or a spousal joinder to this Agreement.

14.13
Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OR ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHT OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS ENTERED INTO IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.
GENERAL PARTNER
APOLLO CKE HOLDINGS GP, LLC

By:	/s/ Lance Milken

Name: Lance Milken
Title: Vice President

[Signature Page to Apollo CKE Holdings, L.P. Limited Partnership Agreement]

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